                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                      AQUAPENN SPRING WATER COMPANY, INC.
                                       AT
                              $13.00 NET PER SHARE
                                       BY
                            ZONEO ACQUISITION CORP.
                           AN INDIRECT SUBSIDIARY OF
                                 GROUPE DANONE

 THE OFFER, PRORATION PERIOD (IF APPLICABLE) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 7, 1998, UNLESS THE
                               OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 80% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, NO PAR VALUE (THE "SHARES"), OF AQUAPENN SPRING WATER COMPANY, INC. (THE "COMPANY"), ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. SEE "SECTION 14. CONDITIONS TO THE OFFER," WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. IN THE EVENT ALL THE CONDITIONS TO THE OFFER HAVE BEEN SATISFIED OR WAIVED OTHER THAN THE MINIMUM CONDITION, AND IN THE EVENT SHARES CONSTITUTING AT LEAST 19.9% OF THE OUTSTANDING SHARES HAVE BEEN VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER MAY, AT ITS OPTION, PURCHASE ANY NUMBER OF TENDERED SHARES UP TO 19.9% OF THE THEN OUTSTANDING SHARES ON A PRO RATA BASIS.
                         ------------------------------

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                         ------------------------------

THE PARENT AND THE PURCHASER HAVE ENTERED INTO SHAREHOLDER AGREEMENTS WITH EACH OF EDWARD J. LAUTH, III, GEOFFREY F. FEIDELBERG AND MATTHEW SUHEY (THE "PRINCIPAL SHAREHOLDERS"), PURSUANT TO WHICH, AMONG OTHER THINGS, THE PRINCIPAL SHAREHOLDERS HAVE GRANTED TO THE PURCHASER THE OPTION TO ACQUIRE THEIR SHARES AT $13.00 PER SHARE (SO LONG AS SUCH PURCHASE DOES NOT CAUSE THE AGGREGATE NUMBER OF SHARES ACQUIRED BY THE PURCHASER PURSUANT TO THE OFFER (ASSUMING THAT THE MINIMUM CONDITION IS NOT SATISFIED) AND THE SHAREHOLDER AGREEMENTS TO EXCEED 19.9% OF THE THEN ISSUED AND OUTSTANDING SHARES), HAVE AGREED TO TENDER AND SELL (AND NOT WITHDRAW PRIOR TO THE TERMINATION OR EXPIRATION OF THE OFFER OR THE TERMINATION OF THE MERGER AGREEMENT) THEIR SHARES PURSUANT TO THE OFFER AND HAVE GRANTED TO THE PURCHASER AN IRREVOCABLE PROXY TO VOTE THEIR SHARES, AMONG OTHER THINGS, IN FAVOR OF THE LONG-FORM MERGER, IF APPLICABLE, IN EACH CASE UPON THE TERMS AND SUBJECT TO THE CONDITIONS THEREOF. THE PRINCIPAL SHAREHOLDERS BENEFICIALLY OWN AN AGGREGATE OF 1,851,313 SHARES (OR APPROXIMATELY 20.8% OF THE COMPANY'S SHARES ON A FULLY DILUTED BASIS). SEE "SECTION 11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; THE MERGER AGREEMENT; AND RELATED AGREEMENTS."
                         ------------------------------

                                   IMPORTANT

Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to Harris Trust Company of New York (the "Depositary") (at the Depositary's address set forth on the back cover of this Offer to Purchase) or tender such Shares pursuant to the procedure for book-entry transfer set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

Questions or requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") or to J.P. Morgan Securities Inc. (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                         ------------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                               J.P. MORGAN & CO.

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     -----
INTRODUCTION....................................................................................................           3
       1.  Terms of the Offer; Proration; Expiration Date.......................................................           5
       2.  Acceptance for Payment and Payment for Shares........................................................           7
       3.  Procedures for Accepting the Offer and Tendering Shares..............................................           8
       4.  Withdrawal Rights....................................................................................          10
       5.  Certain Federal Income Tax Consequences..............................................................          11
       6.  Price Range of Shares; Dividends.....................................................................          11
       7.  Certain Information Concerning the Company...........................................................          12
       8.  Certain Information Concerning the Purchaser and the Parent..........................................          15
       9.  Financing of the Offer and the Merger................................................................          20
      10.  Background of the Offer; Contacts with the Company...................................................          20
      11.  Purpose of the Offer; Plans for the Company After the Offer and the Merger; the Merger Agreement; and
           Related Agreements...................................................................................          23
      12.  Dividends and Distributions..........................................................................          38
      13.  Effect of the Offer on the Market for the Shares, Exchange Listing and Exchange Act Registration.....          38
      14.  Conditions to the Offer..............................................................................          39
      15.  Certain Legal Matters and Regulatory Approvals.......................................................          41
      16.  Fees and Expenses....................................................................................          45
      17.  Miscellaneous........................................................................................          45

           Schedule I Directors and Executive Officers of the Parent and the Purchaser..........................         I-1

           Schedule II Sections 1930(a) and 1571-80 (Subchapter D of Chapter 15) of the Pennsylvania Business
           Corporation Law......................................................................................        II-1

To the Holders of Common Stock of
  AquaPenn Spring Water Company, Inc.:

                                  INTRODUCTION

    Zoneo Acquisition Corp., a Pennsylvania corporation (the "Purchaser") and an indirect subsidiary of Groupe Danone, a French SOCIETE ANONYME (the "Parent"), hereby offers to purchase all outstanding shares of common stock, no par value (the "Shares"), of AquaPenn Spring Water Company, Inc., a Pennsylvania corporation (the "Company"), at a price of $13.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc. ("J.P. Morgan"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Harris Trust Company of New York (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See "Section 16. Fees and Expenses."

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Each of Lazard Freres & Co. LLC ("Lazard") and Parker/Hunter Incorporated ("Parker"), financial advisors to the Company, has delivered to the Board its written opinion that the consideration to be received by the shareholders of the Company pursuant to each of the Offer and the Merger is fair to such shareholders from a financial point of view. A copy of the opinion of each of Lazard and Parker is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to the shareholders herewith.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 80% OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. SEE "SECTION 14. CONDITIONS TO THE OFFER," WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. IN THE EVENT ALL THE CONDITIONS TO THE OFFER HAVE BEEN SATISFIED OR WAIVED OTHER THAN THE MINIMUM CONDITION, AND IN THE EVENT SHARES CONSTITUTING AT LEAST 19.9% OF THE OUTSTANDING SHARES HAVE BEEN VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER MAY, AT ITS OPTION, PURCHASE ANY NUMBER OF TENDERED SHARES UP TO 19.9% OF THE THEN OUTSTANDING SHARES ON A PRO RATA BASIS.

    THE PARENT AND THE PURCHASER HAVE ENTERED INTO SHAREHOLDER AGREEMENTS WITH EACH OF EDWARD J. LAUTH, III, GEOFFREY F. FEIDELBERG AND MATTHEW SUHEY (THE "PRINCIPAL SHAREHOLDERS"), PURSUANT TO WHICH, AMONG OTHER THINGS, THE PRINCIPAL SHAREHOLDERS HAVE GRANTED TO THE PURCHASER THE OPTION TO ACQUIRE THEIR SHARES AT $13.00 PER SHARE (SO LONG AS SUCH PURCHASE DOES NOT CAUSE THE AGGREGATE NUMBER OF SHARES ACQUIRED BY THE PURCHASER PURSUANT TO THE OFFER (ASSUMING THAT THE MINIMUM CONDITION IS NOT SATISFIED) AND THE SHAREHOLDER AGREEMENTS TO EXCEED 19.9% OF THE THEN ISSUED AND OUTSTANDING SHARES), HAVE

AGREED TO TENDER AND SELL (AND NOT WITHDRAW PRIOR TO THE TERMINATION OR EXPIRATION OF THE OFFER OR THE TERMINATION OF THE MERGER AGREEMENT) THEIR SHARES PURSUANT TO THE OFFER AND HAVE GRANTED TO THE PURCHASER AN IRREVOCABLE PROXY TO VOTE THEIR SHARES IN FAVOR OF, AMONG OTHER THINGS, THE LONG-FORM MERGER, IF APPLICABLE, IN EACH CASE UPON THE TERMS AND SUBJECT TO THE CONDITIONS THEREOF. THE PRINCIPAL SHAREHOLDERS BENEFICIALLY OWN AN AGGREGATE OF 1,851,313 SHARES (OR APPROXIMATELY 20.8% OF THE COMPANY'S SHARES ON A FULLY DILUTED BASIS). SEE "SECTION 11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE MERGER; THE MERGER AGREEMENT; AND RELATED AGREEMENTS."

    The Offer is being made pursuant to an Agreement and Plan of Merger dated November 2, 1998 (the "Merger Agreement") among the Parent, the Purchaser and the Company. The Merger Agreement provides among other things, that, subject to the satisfaction of the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Pennsylvania Business Corporation Law of 1988, as amended ("Pennsylvania Law"), the Purchaser will be merged with and into the Company (the "Merger"). The Merger will take place as soon as practicable after either (i) the purchase of Shares pursuant to the Offer, so long as, among other conditions, the Minimum Condition is satisfied (any such Merger being the "Short-Form Merger"), or (ii) among other conditions, the Merger Agreement is adopted by the affirmative vote of a majority of the votes cast by all holders of Shares entitled to vote thereon (any such Merger being the "Long-Form Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, owned by the Purchaser, the Parent or any direct or indirect subsidiary of the Parent or of the Company, and other than Shares held by shareholders, if any, who shall have dissented and demanded the right to receive the fair value of their Shares under Sections 1930 and 1571 through 1580 of the Pennsylvania Law) will be canceled and converted automatically into the right to receive $13.00 in cash, or any greater amount per Share that may be paid pursuant to the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; the Merger Agreement; and Related Agreements."

    Under Pennsylvania Law, if the Purchaser acquires at least 80% of the then outstanding Shares, the Purchaser will be able to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, the Parent, the Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without approval of the Company's shareholders, in accordance with Pennsylvania Law. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; the Merger Agreement; and Related Agreements." The consummation of the Short-Form Merger is subject to the satisfaction or waiver of certain conditions. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; the Merger Agreement and Related Agreements."

    If, however, the Purchaser does not acquire at least 80% of the then outstanding Shares pursuant to the Offer, under Pennsylvania Law and the Company's Articles of Incorporation, the Long-Form Merger must be approved by the affirmative vote of a majority of the votes cast by all holders of Shares entitled to vote on a proposal to approve the Long-Form Merger. The Long-Form Merger would therefore require a longer period of time to effect than the Short-Form Merger.

    The consummation of the Long-Form Merger is subject to the satisfaction or waiver of certain other conditions. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; the Merger Agreement; and Related Agreements."

    Concurrently with the execution of the Merger Agreement, Edward J. Lauth, III, Chief Executive Officer of the Company, Geoffrey F. Feidelberg, Chief Operating Officer and Chief Financial Officer of the Company, and Matthew Suhey each entered into a shareholder agreement, dated November 2, 1998, with the Parent and the Purchaser (each a "Shareholder Agreement"). The Principal Shareholders beneficially own 1,851,313 Shares, in the aggregate (or approximately 20.8% of the outstanding Shares calculated on a fully diluted basis). Pursuant to each Shareholder Agreement, each Principal Shareholder has granted to the Purchaser the option to purchase the Principal Shareholder's Shares for $13.00 per Share, so long as, among other conditions, the number of Shares purchased by the Purchaser pursuant to the option does not cause the aggregate number of Shares, including, without limitation, any Shares acquired by the Purchaser pursuant to the Offer (assuming the Minimum Condition is not satisfied) and the other Shareholder Agreements, to be held by the Purchaser following such exercise to exceed 19.9% of the then issued and outstanding Shares. In addition, pursuant to each Shareholder Agreement, the Principal Shareholder thereunder has agreed to tender and sell (and not withdraw prior to termination or expiration of the Offer or the termination of the Merger Agreement) their Shares pursuant to the Offer, and has appointed the Purchaser as such Shareholder's true and lawful attorney and proxy to vote such Principal Shareholder's Shares in favor of, among other things, the adoption of the Merger Agreement and the Long-Form Merger, if applicable.

    The options under each Shareholder Agreement terminate upon the earlier of the Effective Time and the close of business on the 30th day following termination of the Merger Agreement. The Shareholder Agreements are more fully described in "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; the Merger Agreement; and Related Agreements."

    In addition, concurrently with the execution of the Merger Agreement, the Purchaser, the Parent and the Company have entered into a Registration Rights Agreement, and an indirect subsidiary of the Parent has entered into employment agreements with Edward J. Lauth, III and Geoffrey F. Feidelberg and a consulting agreement with Matthew Suhey, in each case to be effective as of the closing date of the Merger and as more fully described in "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; the Merger Agreement; and Related Agreements."

    The Company has advised the Purchaser that as of November 2, 1998, approximately 8,448,913 Shares were issued and outstanding, 35,095 Shares were held in the treasury of the Company, 352,808 Shares were reserved for issuance pursuant to certain employee stock options or otherwise, warrants for 75,100 Shares were issued and outstanding and 37,681 Shares had been subscribed for but not purchased pursuant to the Company's 1996 Employee Stock Purchase Plan. As a result, as of such date, the Minimum Condition would be satisfied if 7,131,602 Shares were tendered in the Offer.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    1. TERMS OF THE OFFER; PRORATION; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, without limitation, the Minimum Condition and, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will pay, as promptly as practicable after the expiration of the Offer, for all Shares validly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined), as permitted by "Section 4. Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, December 7, 1998, unless and until the Purchaser, subject to the terms and conditions of the Merger Agreement, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire PROVIDED that the Offer may be extended without the consent of the Company only until January 4, 1998.

    If all the conditions to the Offer are satisfied or waived, other than the Minimum Condition, and the Purchaser exercises its right to purchase any number of tendered Shares up to 19.9% of the then outstanding Shares, such Shares will be purchased on a pro rata basis (adjusted to avoid the purchase of fractional shares). Because of the difficulty of determining the precise number of Shares properly tendered, the Purchaser does not expect to be able to announce the final proration factor until approximately seven New York Stock Exchange ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers. The Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

    The Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "Section 14. Conditions to the Offer," by giving oral or written notice of such extension to the Depositary; PROVIDED that the Offer may be extended without the consent of the Company only until January 4, 1999, and the Purchaser may not, without the prior written consent of the Company, extend the Offer if the failure to satisfy any of the conditions to the Offer was caused by or resulted from the failure of the Parent or the Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by the Parent or the Purchaser of any material representation or warranty of either of them contained in the Merger Agreement. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See "Section 4. Withdrawal Rights."

    Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser also expressly reserves the right, subject to the terms and conditions of the Merger Agreement (i) to postpone the acceptance for payment of, or payment for, any Shares tendered, pending receipt of any regulatory approval specified in "Section 15. Certain Legal Matters and Regulatory Approvals," (ii) to terminate the Offer upon the occurrence of any of the conditions specified in "Section 14. Conditions to the Offer," and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not (i) decrease the Minimum Condition, (ii) decrease the price per Share payable in the Offer below $13.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"), (iii) change the form of consideration to be paid in the Offer, (iv) reduce the maximum number of Shares to be purchased in the Offer, or (v) impose conditions to the Offer in addition to those set forth in "Section 14. Conditions to the Offer." The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "Section 14. Conditions to the Offer" without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules l4d-4(c) and l4d-6(d) under the Exchange Act.

    Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, the Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn as promptly as practicable after the later to occur of (i) the Expiration Date, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and
(iii) the satisfaction or waiver of the conditions to the Offer set forth in "Section 14. Conditions to the Offer." Subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "Section 15. Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation"), if such procedure is available, of any book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and
(iii) any other documents required under the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Depositary will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or any Agent's Message (in the case of any book-entry transfer) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member in good standing in the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates evidencing such Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

        (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity, in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

    The acceptance for payment by the Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER WHO IS NOT OTHERWISE EXEMPT MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 5, 1999. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights." Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this

Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the U.S. shareholder, such gain or loss will be capital gain or loss and, in the case of an individual shareholder, will be taxable at a minimum rate of 20% when the Shares tendered pursuant to the Offer or converted pursuant to the Merger were held in excess of 12 months. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer or converted pursuant to the Merger. The deduction of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors in this regard.

    In general, in order to prevent backup federal income tax withholding at a rate of 31% on the cash consideration to be received in the Offer or pursuant to the Merger, each shareholder who is not otherwise exempt from such requirements must provide such shareholder's correct taxpayer identification number (and certain other information) by completing the Substitute Form W-9 in the Letter of Transmittal.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, SUCH AS FINANCIAL INSTITUTIONS, BROKER-DEALERS, PERSONS WHO RECEIVED PAYMENT IN RESPECT OF OPTIONS TO ACQUIRE SHARES, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

    THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON CURRENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the NYSE and quoted under the symbol "APN." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service. Since the Company's initial public offering of Shares pursuant to a prospectus dated January 29, 1998, the Company has not declared or paid dividends on its Common Stock.

                       HIGH          LOW
                     ---------    ---------
Fiscal Year 1998:
  Second Quarter.... $13 7/16     $ 8 3/8
  Third Quarter.....  12 1/8        8 1/2
  Fourth Quarter....  10            5 1/4
  First Quarter
Fiscal Year 1999
(through November 5,
1998)...............  12 3/4        4 1/4

    On October 30, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement and of the Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $9.6875. On November 5, 1998, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $12.625.

    SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or the Parent.

    GENERAL. The Company is a Pennsylvania corporation with its principal executive offices located at One AquaPenn Drive, P.O. Box 938, Milesburg, Pennsylvania 16853-0938. The Company bottles and distributes non-sparkling natural spring water products to regional and national customers under retailers' and other customers' private labels and under its proprietary brand labels.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Registration Statement on Form S-1 declared effective January 29, 1998 (the "Form S-1"), and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "Form 10-Q"). The pro forma Statement of Operations data (which gives effect to the acquisition of Dunsmuir Bottling Company, (d/b/a/ Castle Rock Spring Water) ("Castle Rock") as if it had occurred as of October 1, 1996) and the pro forma Balance Sheet data (which gives effect to the acquisition of Castle Rock as if it had occurred as of September 30, 1997) set forth below should be read in conjunction with the Financial Statements of Castle Rock (Dunsmuir Bottling Company) and the notes thereto and the Unaudited Pro Forma Combined Financial Data and the notes thereto included in the Form S-1. The pro forma financial data set forth below are not necessarily indicative of the financial position or results of operations that would have been achieved had the acquisition of Castle Rock been consummated as of such dates, or that may be achieved in the future. More comprehensive financial information is included in the Form S-1, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                      AQUAPENN SPRING WATER COMPANY, INC.

               SELECTED ANNUAL CONSOLIDATED FINANCIAL INFORMATION

                                                                      YEARS ENDED SEPTEMBER 30,
                                                      ----------------------------------------------------------
                                                                                                     PRO FORMA
                                                          1995           1996           1997           1997
                                                      -------------  -------------  -------------  -------------
STATEMENT OF OPERATIONS DATA:
  Net revenues......................................  $  22,956,053  $  28,240,741  $  38,015,315  $  45,819,395
  Cost of goods sold................................     18,153,355     21,271,313     28,316,938     34,391,766
                                                      -------------  -------------  -------------  -------------
  Gross profit......................................      4,802,698      6,969,428      9,698,377     11,427,629
  Selling, general and administrative...............      3,290,609      4,313,480      5,126,583      7,276,731
                                                      -------------  -------------  -------------  -------------
  Income from operations............................      1,512,089      2,655,948      4,571,794      4,150,898
  Non-operating income (expense), net...............       (738,739)      (180,720)       119,713       (117,796)
                                                      -------------  -------------  -------------  -------------
  Income before income taxes and cumulative effect
    of change in accounting principle...............        773,350      2,475,228      4,691,507      4,033,102
  Income tax expense................................        135,000        990,000      1,904,752      1,714,323
                                                      -------------  -------------  -------------  -------------
  Income before cumulative effect of change in
    accounting principle............................        638,350      1,485,228      2,786,755      2,318,779
  Cumulative effect of change in accounting for
    income taxes in accordance with FASB 109........       --             --             --             --
                                                      -------------  -------------  -------------  -------------
  Net income........................................  $     638,350  $   1,485,228  $   2,786,755  $   2,318,779
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
  Net income per common share(1)....................  $        0.16  $        0.26  $        0.47  $        0.38
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
  Weighted average number of common shares
    outstanding.....................................      3,884,708      5,620,741      5,951,844      6,110,745

OTHER OPERATIONS DATA:

  EBITDA (2)........................................  $   2,888,231  $   4,613,823  $   7,285,186  $   7,158,553


                                                                                                     PRO FORMA
                                                          1995           1996           1997           1997
                                                      -------------  -------------  -------------  -------------

CONSOLIDATED BALANCE SHEET DATA:
  Working capital...................................  $   2,068,414  $   2,304,684  $   3,096,318  $     644,984
  Total assets......................................     17,916,037     19,516,355     26,580,185     34,740,069
                                                      -------------  -------------  -------------  -------------
  Notes payable, including current portion..........      2,830,872      1,808,464      4,817,467      9,536,121
  Stockholders' equity..............................     12,796,169     14,649,421     18,064,347     20,130,064
                                                      -------------  -------------  -------------  -------------

------------------------

(1) For information concerning the number of shares used in the computation of net income per common share, see Note 1 to the Consolidated Financial Statements contained in Form S-1.

(2) "EBITDA" represents earnings before interest expense, income tax expense, depreciation and amortization, including amortization of leasehold improvements, acquisition and development costs, and debt expense and discount or premium relating to any indebtedness. EBITDA is not presented herein as an alternative measure of operating results (as determined in accordance with GAAP) or cash flow (as determined in accordance with GAAP). See the Consolidated Statements of Cash Flows of the Company for the amounts of cash flows from each of investing, financing and operating activities for fiscal 1995, 1996 and 1997.
                            ------------------------

              SELECTED INTERIM CONSOLIDATED FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     THREE MONTHS ENDED      NINE MONTHS ENDED
                                                                          JUNE 30,                JUNE 30,
                                                                   ----------------------  ----------------------
                                                                      1998        1997        1998        1997
                                                                   -----------  ---------  -----------  ---------

                                                                   (UNAUDITED)             (UNAUDITED)
NET REVENUES.....................................................   $  17,356   $  12,890   $  36,401   $  25,311
COST OF GOODS SOLD...............................................      12,614       9,210      28,170      18,947
                                                                   -----------  ---------  -----------  ---------
  GROSS PROFIT...................................................       4,742       3,680       8,231       6,364
SALES AND PROMOTION..............................................       2,681       1,027       4,665       2,194
GENERAL AND ADMINISTRATIVE.......................................         735         478       2,011       1,305
                                                                   -----------  ---------  -----------  ---------
                                                                        3,416       1,505       6,676       3,499
                                                                   -----------  ---------  -----------  ---------
INCOME FROM OPERATIONS...........................................       1,326       2,175       1,555       2,865
OTHER INCOME, (EXPENSE)..........................................         100          19         349          79
                                                                   -----------  ---------  -----------  ---------
INCOME BEFORE INCOME TAX EXPENSE.................................       1,426       2,194       1,904       2,944
INCOME TAX EXPENSE...............................................         579         879         773       1,184
                                                                   -----------  ---------  -----------  ---------
NET INCOME.......................................................   $     847   $   1,315   $   1,131   $   1,760
                                                                   -----------  ---------  -----------  ---------
                                                                   -----------  ---------  -----------  ---------
INCOME PER COMMON SHARE BASIC....................................   $    0.11   $    0.30   $    0.17   $    0.41
                                                                   -----------  ---------  -----------  ---------
                                                                   -----------  ---------  -----------  ---------
  DILUTED........................................................   $    0.10   $    0.22   $    0.15   $    0.30
                                                                   -----------  ---------  -----------  ---------
                                                                   -----------  ---------  -----------  ---------
SHARES USED IN COMPUTING INCOME
  PER COMMON SHARE
  BASIC..........................................................       7,822       4,418       6,842       4,320
                                                                   -----------  ---------  -----------  ---------
                                                                   -----------  ---------  -----------  ---------
  DILUTED........................................................       8,409       5,920       7,445       5,821
                                                                   -----------  ---------  -----------  ---------
                                                                   -----------  ---------  -----------  ---------

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

    8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT. The Purchaser is a newly incorporated Pennsylvania corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of the Purchaser are located at 208 Harbor Drive, Stamford, Connecticut 09902. The Purchaser is an indirect subsidiary of the Parent.

    Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

    The Parent is a SOCIETE ANONYME organized under the laws of the Republic of France. Its principal offices are located at 7, rue de Teheran, 75008 Paris, France. The Parent believes it is one of the world's leading producers of packaged foods and beverages.

    The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of the Purchaser and the Parent and certain other information are set forth on Schedule I hereto.

    Set forth below is certain selected consolidated financial information relating to the Parent and its subsidiaries for the Parent's last three fiscal years, which has been excerpted or derived from the audited consolidated financial statements contained in the Parent's Annual Report on Form 20-F for the fiscal year ended December 31, 1997, and from the unaudited summary financial statements contained in the Parent's Report on Form 6-K for the month of September, 1998, in each case filed with or furnished by the Parent to the Commission. Such financial information was prepared in accordance with generally accepted accounting principles in France ("French GAAP"), which differ in certain respects from accounting principles generally accepted in the United States ("US GAAP"). More comprehensive financial information is included in such reports and other documents filed by the Parent with the Commission, and the following financial information is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the same manner (other than from the World Wide Web) as set forth with respect to information about the Company in "Section 7. Certain Information Concerning the Company."

                                 GROUPE DANONE
               SELECTED ANNUAL CONSOLIDATED FINANCIAL INFORMATION

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                      --------------------------
                                                              1997(1)       1997          1996          1995
                                                             ---------  ------------  ------------  ------------

                                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA:
AMOUNTS IN ACCORDANCE WITH FRENCH GAAP:
  Net sales................................................  $  14,699     FF 88,476     FF 83,940     FF 79,450
  Cost of goods sold.......................................     (8,137)      (48,975)      (47,523)      (45,494)
  Selling expenses.........................................     (3,959)      (23,831)      (21,896)      (20,235)
  General and administrative expenses......................       (900)       (5,419)       (5,005)       (4,655)
  Research and development expenses........................       (126)         (758)         (667)         (625)
  Other income and expense (2).............................       (243)       (1,464)       (1,371)       (1,423)
                                                             ---------  ------------  ------------  ------------
  Operating income (1).....................................      1,334         8,029         7,478         7,018
  Non-recurring items (1)..................................          7            40            --        (1,800)
  Interest expense (net)...................................       (185)       (1,116)       (1,245)       (1,254)
  Provision for income taxes...............................       (492)       (2,962)       (2,395)       (1,496)
  Minority interests.......................................        (89)         (538)         (614)         (437)
  Equity in net earnings of affiliated companies...........         35           211           158           102
                                                             ---------  ------------  ------------  ------------
  Net income...............................................  $     609     FF  3,664     FF  3,382     FF  2,133
  Earnings per Share (basic) (4)...........................  $    8.58     FF  51.62     FF  47.55     FF  30.59
  Earnings per Share (diluted) (4).........................       8.32         50.07         46.33         30.96
  Earnings per ADS (diluted) (4)(5)........................       1.66         10.01          9.27          6.19
  Dividends per Share (including the "avoir fiscal").......       4.61         27.75         25.50         24.00
  Dividends per ADS (4)(5) (including the "avoir
    fiscal")...............................................       0.92          5.55          5.10          4.80

APPROXIMATE AMOUNTS IN ACCORDANCE WITH
  U.S. GAAP: (6)
  Net income...............................................  $     558     FF  3,361     FF  3,093     FF  1,874
  Earnings per Share (basic)...............................       7.87         47.35         43.49         26.88
  Earnings per Share (diluted) (4).........................       7.68         46.24         42.68         26.88
  Earnings per ADS (diluted) (4)(5)........................       1.54          9.25          8.53          5.38

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                      --------------------------
                                                              1997(1)       1997          1996          1995
                                                             ---------  ------------  ------------  ------------

                                                                                (IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA
AMOUNTS IN ACCORDANCE WITH FRENCH GAAP:
  Marketable securities, cash and cash equivalents.........  $   1,052     FF  6,344     FF  5,681     FF  7,025
  Current assets...........................................      4,903        29,509        32,056        31,855
  Total assets.............................................     16,379        98,588       100,871        93,168
  Net debt (7).............................................      3,000        18,054        21,575        16,995
  Stockholders' equity.....................................      7,097        42,717        40,383        36,254

APPROXIMATE AMOUNTS IN ACCORDANCE WITH
  U.S. GAAP: (6)
  Stockholders' equity.....................................      6,685        40,239        37,643        33,109
  Total assets.............................................     16,218        97,616        99,409        90,768

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                       -------------------------
                                                                1997(1)      1997          1996         1995
                                                               ---------  -----------  ------------  -----------

                                                                       (IN MILLIONS, EXCEPT PERCENTAGES)
CASH FLOW STATEMENT DATA:
AMOUNTS IN ACCORDANCE WITH FRENCH GAAP:
  Cash flow from operating activities........................  $   1,454     FF 8,754     FF  7,947     FF 7,146
  Cash flow from investing activities:
    Capital expenditures.....................................       (868)      (5,226)       (4,484)      (4,103)
    Investments in companies (net of divestitures)...........        596        3,585        (6,690)      (3,599)
                                                               ---------  -----------  ------------  -----------
                                                                    (273)      (1,641)      (11,174)      (7,702)
  Cash flow from financing activities........................     (1,100)      (6,619)        3,306        1,067

OTHER DATA
  EBITDA(8)..................................................      2,136       12,855        11,922       11,283
  Depreciation and amortization..............................        802        4,826         4,444        4,265
  Cost of goods sold as a percentage of net sales............     --            55.4%         56.6%        57.3%
  Operating income as a percentage of net sales..............     --             9.1%          8.9%         8.8%

------------------------

(1) Translated solely for convenience into dollars at the Noon Buying Rate on December 31, 1997, of FF 6.0190 per $1.00.

(2) Other income and expense includes the amortization of goodwill which amounted to FF 616 million, FF 513 million and FF 466 million, in the years ended December 31, 1997, 1996 and 1995, respectively.

(3) Beginning in 1994, gains and losses on disposals of companies, restructuring costs and certain other exceptional items have been shown separately as non-recurring items. See Note 1.Q to the Consolidated Financial Statements in the Form 20-F. In 1995, the FF 1,800 million of non-recurring items related entirely to restructuring costs. The effect of this charge on net income, after taxes and minority interests, was FF 997 million. In 1997, the FF 40 million non-recurring profit had a negative impact of FF 32 million on net income after taxes and minority interests. See Note 2 of the accompanying Consolidated Financial Statements in the Form 20-F.

(4) Basic Earnings per Share is based on an average number of shares of 70,979,870, 71,120,542 and 69,717,356 as of December 31, 1997, 1996 and
    1995, respectively. Diluted Earnings per Share and ADS are based on the average number of Shares outstanding during the year assuming full conversion of all common stock equivalents and convertible bonds and taking into account the related reduction in interest charges, net of tax. Such average number of shares was 79,092,534, 79,076,442 and 78,239,580 for the years ending December 31, 1997, 1996 and 1995, respectively.

(5) Data given per ADS reflects the ratio of one fifth of one share per ADS.

(6) For a description of the reconciliation to U.S. GAAP, see Note 2 to the Consolidated Financial Statements in the Form 20-F and "Differences between French GAAP and U.S. GAAP" below.

(7) Net debt is defined as long-term debt (including convertible bonds) plus short term debt and bank overdrafts less marketable securities, cash and cash equivalents.

(8) Earnings before Interest, Tax, Depreciation and Amortization where earnings are operating income. The Group has included EBITDA because it is commonly requested and used by investors and analysts to provide a consistent measure to analyze and compare companies on the basis of operating performance. EBITDA should not be considered as an alternative to net income (determined in accordance with generally accepted accounting principles) as an indication of the Group's financial performance or to cash flow from operating activities (determined in accordance with generally accepted accounting principles) as a measure of the Group's liquidity set forth below is a table reconciling EBITDA to net income.

                                                         YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------
                                              1997(A)      1997         1996         1995
                                             ---------  -----------  -----------  -----------

                                                              (IN MILLIONS)
Net income.................................  $     609     FF 3,664     FF 3,382     FF 2,133
Equity in net earnings of affiliated
  companies................................        (35)        (211)        (158)        (102)
Minority interests.........................         89          538          614          437
Provision for income taxes.................        492        2,962        2,395        1,496
Interest expense (net).....................        185        1,116        1,245        1,254
Non-recurring items........................         (7)         (40)     --             1,800
Depreciation and Amortization..............        802        4,826        4,444        4,265
                                             ---------  -----------  -----------  -----------
EBITDA.....................................  $   2,136    FF 12,855    FF 11,922    FF 11,283

       --------------------------------------

       (a) Translated solely for convenience into dollars at the Noon Buying Rate on December 31, 1997 of FF 6.0190 per $1.00.

         SELECTED INTERIM UNAUDITED CONSOLIDATED FINANCIAL INFORMATION

                                                              SEPTEMBER 15, 1998
                                                                (FF MILLIONS)

                                              FIRST HALF       FIRST HALF
                                                 1997             1998           CHANGE/ACTUAL     LIKE FOR LIKE
                                             -------------  -----------------  -----------------  ----------------
SALES......................................       43,808           43,157               -1.5%                +6.6%
OPERATING INCOME...........................        3,839            4,206               +9.6%               +16.0%
OPERATING MARGIN...........................          8.8%             9.7%               +90bp
EXCEPTIONALS...............................       --                 (100)
NET INTEREST EXPENSES......................         (502)            (503)
INCOME BEFORE TAXES........................        3,337            3,603
TAXES......................................       (1,298)          (1,446)
NET INCOME.................................        1,857            1,968

DIFFERENCES BETWEEN FRENCH GAAP AND US GAAP

    The financial statements have been prepared in accordance with French GAAP which differs in certain significant respects from US GAAP.

    These differences have been reflected in the financial statements and mainly relate to the following items.

    BRAND NAMES AMORTIZATION

    Under French GAAP, the brand names which have been separately identified on the acquisition of subsidiaries are not amortized. Under US GAAP, intangible assets such as brand names must be amortized over the period estimated to be benefitted, which may not exceed forty years. For the purpose of reconciliation to US GAAP, brand names are amortized over a forty-year period.

    GOODWILL RELATING TO THE ACQUISITION OF FOREIGN SUBSIDIARIES

    Goodwill relating to the acquisition of foreign subsidiaries are translated in the Parent's or any of its Subsidiaries' accounts using an historical exchange rate when US GAAP requires the use of the closing exchange rate. Under US GAAP, the difference is part of the "Translation adjustments" component of stockholders' equity. Amortization of goodwill is computed on the basis of gross values translated at the historical exchange rate. Under US GAAP, the annual amortization charge is translated at the average exchange rate during the year.

    STOCK OPTIONS

    The Parent generally grants to its or any of its subsidiaries' eligible employees a discount from the market price for shares subscribed for pursuant to share subscription or share purchase plans. Accounting for this discount is not addressed by French GAAP and these transactions have no effect on the statement of income. Under US GAAP, the discount, measured at the date of grant, is considered as compensation to employees. The effect of the decrease to retained earnings and increase to stockholders' equity for the amount of compensation expense is reflected as a US GAAP adjustment.

    AVAILABLE-FOR-SALE SECURITIES

    Under French GAAP, the unrealized gains and losses on available-for-sale securities are neither recorded by companies fully integrated, nor by equity investors. Under US GAAP, available-for-sale securities are carried at market value, with the unrealized result recorded directly in equity.

    DEFERRED INCOME TAXES ON BRAND NAMES

    Deferred income taxes on brand names are not recorded, while the goodwill arising on the acquisition of the related subsidiaries is not increased by the amount of such deferred tax liability. Under US GAAP, a deferred tax liability computed at the local rate applicable to long-term capital gains is recorded, and goodwill is increased by the same amount. The deferred tax liability is reversed to profit as the related intangible asset is amortized, whereas the amortization charge of the additional goodwill matches this profit.

    Had US GAAP been applied, deferred income taxes (long-term liabilities) and goodwill would be increased by FF 2,782 million as of December 31, 1997 (FF 2,839 million as of December 31, 1996).

    Goodwill amortization, offset by an equal amount of deferred tax benefit of FF 84 million, FF 99 million and FF 94 million for 1997, 1996 and 1995, respectively, exists under US GAAP.

    PURCHASE ACCOUNTING--FAIR VALUE

    Purchase accounting, applied to a less than wholly owned subsidiary, results in all of the assets and liabilities of the purchased subsidiary being recorded at fair values when the parent purchases its majority interest, and the minority interests in the subsidiary net assets are adjusted to reflect its share of the revalued net assets (excluding goodwill).

    Under US GAAP, no write-up in fair value of the net assets of the subsidiary related to the minority interest should occur. Accordingly, the write-up of fair values in brand names related to the minority interest should be reversed, thus decreasing brand names and minority interests by FF 1,490 million as of December 31, 1997 (FF 1,864 million as of December 31, 1996). The remainder of the write-ups to fair value in other net assets related to the minority interests are not considered material.

    Except as described in this Offer to Purchase, (i) none of the Purchaser, the Parent or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of the Purchaser, the Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Purchaser, the Parent or, to the best knowledge of the Purchaser and the Parent, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of the Purchaser, the Parent or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since October 1, 1995, neither the Purchaser nor Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since October 1, 1995, there have been no contacts, negotiations or transactions between any of the Purchaser, the Parent, or any of their respective subsidiaries or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    9. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $120,000,000. The Purchaser will obtain all of such funds from the Parent. The Parent will provide such funds from available cash.

    10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    BACKGROUND OF THE OFFER. Ever since its launch of a spring water product on the US market in 1996 through its indirect US subsidiaries, Great Brands of Europe, Inc. ("Great Brands") and Dannon International Brands, Inc. ("DIB"), under the brand name "Dannon", the Parent has observed rapid, steady growth of its sales in this business. In response to this growth, the Parent began seeking a means of expanding its production capacity for the US and other markets in the Spring of 1998. Over the course of the Spring and Summer of 1998, several strategic options were considered by the management of Great Brands and DIB, including greenfield expansion, joint-ventures, co-packing agreements and acquisitions. During that period, the concept of some form of transaction with the Company emerged as a possible alternative. Great Brands and DIB had previously entered into a short-term co-packing arrangement with the Company starting in 1997, pursuant to which Great Brands and DIB paid the Company approximately $2,266,000 for co-packing services. At that point, Great Brands' and DIB's management considered a range of possible transactions, including another co-packing agreement with the Company, an acquisition or joint venture with respect to one of the Company's production facilities, a minority shareholding position or an outright acquisition of the Company. In late August 1998, management discussions among the Parent, Great Brands and DIB took place, all of which concluded that these strategic alternatives should be pursued further.

    On August 31, 1998, a representative of the Parent contacted a representative of Lazard to discuss the Parent's assessment of the industrial and strategic opportunities that might be represented by a possible acquisition of or industrial joint venture with the Company. In the course of that discussion, the Parent's representative inquired as to the Company's probable level of interest in a strategic transaction and was informed that, although the Lazard representative had no first-hand basis for speculating about the Company's likely reaction to an approach by the Parent, there was no reason to believe that the Company would not be interested in hearing the Parent's views on possible strategic transactions. Such representatives of the Parent and Lazard also had a general discussion about the Company, including its share price since its initial public offering on January 29, 1998. In early September, the Company engaged Lazard as its financial advisor, and subsequently entered into an engagement letter with Lazard on September 11, 1998.

    On September 1, 1998, a representative of the Parent met with representatives of Lazard at Lazard's offices in New York City. At that meeting, the parties went over the same issues as were discussed in the telephone conversation of August 31, 1998. During that meeting, the Parent's representative also asked questions related to the process that would be involved in a possible acquisition of or joint venture with the Company, including the level of due diligence that could be performed with respect to a public company and whether special arrangements could be entered into with significant shareholders of the Company. After that discussion, management of Great Brands and the Parent determined that Mr. Mark Rodriguez, CEO of Great Brands and DIB, should approach the Company about the possibility of pursuing a strategic transaction.

    On September 6, 1998, Mr. Rodriguez met with Mr. Edward J. Lauth, III, President and CEO of the Company. During this preliminary discussion, Mr. Rodriguez indicated that a business combination between the Company and the Parent could make strong business sense. Mr. Lauth indicated that he thought an acquisition of the Company by the Parent should be considered by the Company's management and Board. Mr. Rodriguez and Mr. Lauth had very preliminary discussions on price during which Mr. Lauth stated that no transaction could be agreed upon if the value of the transaction were to be based on the Company's then current share price which, in Mr. Lauth's view, did not represent the real long-term value of the Company. The parties concluded that negotiations focused on a possible transaction between the Company and the Parent should proceed, and that the Company would not engage in similar discussions with other parties for a period of approximately 30 days. Mr. Rodriguez reported the substance of this discussion to management of the Parent on September 7, 1998.

    On September 8, 1998, a representative of the Parent had a telephone conversation with a Lazard representative during which the two parties continued their discussion of a possible transaction with the Company. There was a further telephone conversation between Lazard and the Parent on September 10, 1998. In that conversation, Lazard stressed that the Company was not, in fact, "for sale" and that the Company was only interested in pursuing a strategic combination with the Parent as a result of the significant synergies represented by such a transaction. Lazard suggested that the Parent would have to act quickly if it was interested in a business combination with the Company. The Parent's representative indicated that the Parent was willing to act quickly and was prepared to proceed with a due diligence review of the Company. Shortly thereafter, representatives of Lazard, the Company and the Parent began negotiating the terms of the confidentiality and standstill agreement which was executed on September 11, 1998. The Parent and the Company agreed that the Parent would complete its due diligence investigation by October 15, 1998, with a view to submitting a proposal for the acquisition of the Company on such date.

    On September 15, 1998, a meeting was held at Lazard's New York office between Lazard and representatives of the Parent and the Company. The purpose of the meeting was to hear Mr. Lauth's view of the business and prospects of the Company, to agree on the next steps to be taken by the parties, to discuss the due diligence process and to arrange meetings with the Company's Chief Financial Officer and Chief Operating Officer to gain a more detailed understanding of the Company's business.

    On September 18, 1998, the Parent retained J.P. Morgan as its financial advisor with respect to the possible acquisition by the Parent of the Company. Over the next few weeks, a number of meetings, on-site visits to the Company's facilities, calls and other activities took place between the Parent, Great Brands, DIB, the Company, Lazard, J.P. Morgan, counsel to the Company (Ballard Spahr Andrews & Ingersoll, LLP) and counsel to the Parent (Shearman & Sterling) in furtherance of the Parent's due diligence efforts.

    On October 8, 1998, a meeting between management of the Parent and Great Brands was held in New York City to review progress on the transaction made to date. The preliminary conclusion reached at this meeting was that, while no information had emerged from the due diligence process that might prevent an acquisition from being pursued, it appeared that some capital expenditures might be required if the Parent were to acquire the Company. Management contacted representatives of Lazard on October 9, 1998 to discuss the Parent's views regarding the capital expenditures that it believed would be required. In addition, the parties determined that the October 15, 1998 meeting, which had been scheduled for discussion of the Parent's formal acquisition proposal, would instead be used to discuss the parties' business models and valuation assumptions.

    On October 15, 1998, representatives of the Parent and the Company and their respective financial advisors met in Lazard's New York offices to discuss various matters, including the valuation of the Company, issues surrounding general competition trends in the US market for bottled spring water and the Company's medium term business plans developed in response to these competition issues. At the end of the meeting, the parties agreed that the Parent would communicate its final position to the Company on October 22, 1998.

    Between October 15, 1998 and October 22, 1998, several telephone conversations took place between all of the parties involved, in the course of which various issues were discussed. Management of the Parent, Great Brands and DIB continued to hold internal meetings to discuss the Parent's potential acquisition of the Company, and concluded, among other things, that the capital expenditures that would be required if the Parent acquired the Company would be lower than originally estimated, and, in any event, would be substantially lower than the capital expenditures that the Parent would be required to make if it did not acquire the Company. On October 22, 1998, the Parent indicated to Lazard that it might be prepared to pay $13 per share if the Company would be willing to agree to certain conditions, including, among other things, negotiation of an acceptable acquisition agreement, negotiation of a facility investment agreement between the Company and the Parent, the execution of a registration rights agreement between the Parent and the Company, the execution of shareholder agreements with the Company's principal shareholders, and the negotiation of satisfactory employment or consulting agreements by employees of or consultants to the Company following the acquisition of the Company by the Parent. In addition, the Parent indicated that it needed to complete its financial, operational and legal due diligence investigation of the Company. On October 24, 1998, Lazard contacted the Parent and reported that, after a number of informal conversations among Company management and a meeting with the Board, the Company would be willing to attempt to negotiate a transaction based on a share price of $13 and satisfactory resolution of the other conditions outlined above.

    On October 25, 1998, the Parent's legal advisors delivered to the Company and its advisors an initial draft of the Merger Agreement. On Monday, October 26, 1998, representatives of the Parent, the Company and their respective advisors met in the offices of Lazard to discuss a number of topics, including the terms of the draft Merger Agreement and the status of the Parent's due diligence. During the course of the week of October 26, 1998, the parties negotiated the terms of the Merger Agreement, agreed on the basic terms of the proposed Facility Investment Agreement and negotiated the terms of the Registration Rights Agreement. In addition, the Parent and Messrs. Lauth, Feidelberg and Suhey negotiated the terms of employment or consulting contracts, respectively, and agreed on the terms of the Shareholder Agreements.

    Following approval by the Board on November 1, 1998 and approval of the Board of Directors of the Purchaser and final approval by Parent management, the Merger Agreement was executed and delivered on November 2, 1998. The Employment Agreements, the Suhey Agreement, the Registration Rights Agreement and the Shareholder Agreements referred to above were also executed and delivered at such time. The transaction was publicly announced by both the Company and the Parent through press releases issued before the opening of the financial markets in the United States on November 2, 1998.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; THE MERGER AGREEMENT; AND RELATED AGREEMENTS.

    PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is for the Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement.

    Under Pennsylvania Law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 80% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In such event, the Parent, the Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without approval of the Company's shareholders. If, however, the Purchaser does not acquire at least 80% of the then outstanding Shares pursuant to the Offer, under Pennsylvania Law and the Company's Articles of Incorporation, the Long-Form Merger must be approved by the affirmative vote of holders of a majority of the votes cast by all holders of Shares entitled to vote on a proposal to approve the Long-Form Merger. The Long-Form Merger would therefore require a longer period of time to effect than the Short-Form Merger.

    If on the initial scheduled Expiration Date of the Offer, the Minimum Condition has not been satisfied, at the Parent's request, the Company has agreed, in the Merger Agreement, to convene a meeting of its shareholders as soon as practicable after such request for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, in accordance with Pennsylvania Law.

    PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted.

    Except as indicated in this Offer to Purchase, the Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any Subsidiary, a sale or transfer of a material amount of assets of the Company or any Subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management. However, the Parent has been and will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. The Parent intends to seek additional information about the Company during this period. Thereafter, the Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with the Parent's businesses. It is expected that the business and operations of the Company would form an important part of the Parent's future business plans in the United States.

    DISSENTERS RIGHTS. NO DISSENTERS RIGHTS ARE AVAILABLE IN CONNECTION WITH THE OFFER. However, if the Merger is consummated, shareholders who do not sell their Shares pursuant to the Offer and who fully comply with the statutory dissenters procedures set forth in Pennsylvania Law, the relevant portions of which are attached to this Offer to Purchase as Schedule II, will be entitled to receive in connection with the Merger, instead of the Merger Consideration, cash for the fair value of their Shares (which may be more than, equal to, or less than the Merger Consideration) as determined pursuant to the procedures prescribed by Pennsylvania Law. Merely voting against the Merger Agreement (if a vote of the Company's shareholders is required to effect the Merger under Pennsylvania Law) will not perfect a shareholder's dissenters rights. Shareholders are urged to review carefully the dissenting shareholders' rights provisions of Pennsylvania Law, a description of which is provided below and the full text of which is attached to this Offer to Purchase as Schedule II and incorporated herein by reference. SHAREHOLDERS WHO FAIL TO COMPLY STRICTLY WITH THE APPLICABLE PROCEDURES WILL FORFEIT THEIR DISSENTERS RIGHTS IN CONNECTION WITH THE MERGER. See Schedule II to this Offer to Purchase.

    Sections 1571-80 of Pennsylvania Law ("Subchapter D") and 1930(a) of Pennsylvania Law, copies of which are attached to this Offer to Purchase as
Schedule II, entitle any holder of record of Shares who objects to the Merger, in lieu of receiving the consideration for such Shares provided under the Merger Agreement, to demand in writing that such shareholder be paid in cash the fair value of such shareholder's Shares. Section 1572 of Pennsylvania Law defines "fair value" as: "The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action."

    Any shareholder contemplating making demand for fair value is urged to review carefully the provisions of Subchapter D, particularly the procedural steps required to perfect such shareholder's dissenters rights thereunder. DISSENTERS RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SUBCHAPTER D ARE NOT FULLY AND PRECISELY SATISFIED. The following summary does not purport to be a complete statement of the provisions of Subchapter D of Pennsylvania Law and is qualified in its entirety by reference to Schedule II to this Offer to Purchase and Pennsylvania Law.

    FILING NOTICE OF INTENTION TO DEMAND FAIR VALUE

    Before the vote of the shareholders is taken on the Long-Form Merger, the dissenting shareholder must deliver to the Company a written notice of intention to demand that he be paid the fair value of such shareholder's Shares if the Long-Form Merger is effected. Such written notice must be sent to the Secretary of the Company at P.O. Box 938, One AquaPenn Drive, Milesburg, Pennsylvania 16853-0938. Neither the tendering of Shares in the Offer, nor a vote against the Merger, is sufficient to satisfy the requirement of delivering a written notice to the Company. In addition, the shareholder must not effect any change in the beneficial ownership of such shareholder's Shares from the date of filing the notice with the Company through the consummation of the Long-Form Merger, and Shares for which payment of fair value is sought must not be voted in favor of the Long-Form Merger, and the shareholder must vote against, or abstain from voting in favor of, the Long-Form Merger. Failure of a dissenting shareholder to comply with any of the foregoing will result in the forfeiture of any right to payment of fair value for such shareholder's Shares.

    RECORD OWNERS AND BENEFICIAL OWNERS

    A record holder of Shares held in whole or in part for the benefit of another person may assert dissenters rights as to fewer than all of the Shares registered in such shareholder's name only if such shareholder dissents with respect to all the Shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf such shareholder dissents. A beneficial owner of Shares who is not the record holder may assert dissenters rights with respect to Shares held on such shareholder's behalf if such shareholder submits to the Company the written consent of the record holder not later than the time of assertion of dissenters rights. A beneficial owner may not dissent with respect to fewer than all of the Shares owned by such shareholder whether or not such Shares are registered in such shareholder's name.

    NOTICE TO DEMAND PAYMENT

    If the Long-Form Merger is approved at a meeting of the Company's shareholders, the Company shall mail to all dissenters who gave due notice of their intention to demand payment of fair value and who refrained from voting in favor of the Long-Form Merger a notice stating where and when a demand for payment must be sent and certificates for Shares deposited in order to obtain payment. The notice shall be accompanied by a copy of Subchapter D of Pennsylvania Law and a form for demanding payment. The time set for the receipt of demands and the deposit of certificates shall not be less than 30 days from the mailing of the notice. Failure by a shareholder to demand payment or deposit certificates pursuant to such notice will cause such shareholder to lose all right to the payment of the fair value of such shareholder's Shares. If the Long-Form Merger has not been effected within 60 days after the date set for demanding payment and depositing certificates, the Company shall return any certificates that have been deposited. The Company, however, may at any later time send a new notice regarding demand for payment and deposit of certificates with like effect.

    If the Merger is effected as a Short-Form Merger, without a vote of the Company's shareholders, the Company shall mail to all shareholders who are entitled to dissent and demand payment of the fair value of their Shares, a notice of the adoption of the plan of merger effecting the Short-Form Merger. The notice shall also state where and when a demand for payment must be sent and certificates for Shares deposited in order to obtain payment and must be accompanied by a copy of Subchapter D of Pennsylvania Law and a form for demanding payment. The time set for the receipt of demands and the deposit of certificates shall not be less than 30 days from the mailing of the notice. Failure by a shareholder to demand payment or deposit certificates pursuant to such notice will cause such shareholder to lose all right to the payment of the fair value of such shareholder's Shares. If the Merger has not been effected within 60 days after the date set for demanding payment and depositing certificates, the Company shall return any certificates that have been deposited. The Company, however, may at any later time send a new notice regarding demand for payment and deposit of certificates with like effect.

    PAYMENT OF FAIR VALUE OF SHARES

    Promptly after the consummation of the Merger or upon timely receipt of demand for payment if the Merger has already been effected, the Company shall either remit to dissenters who have made timely demand and deposited their certificates the amount the Company estimates to be the fair value of their Shares or give written notice that no remittance will be made under Section 1577 of Pennsylvania Law. Such remittance or notice will be accompanied by (i) the closing balance sheet and statement of income of the Company for a fiscal year ending not more than 16 months prior to the date of remittance or notice together with the latest available interim financial statements, (ii) a statement of the Company's estimate of the fair value of the Shares, and (iii) a notice of the right of the dissenting shareholder to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D of Pennsylvania Law. If the Company does not remit the amount of its estimate of the fair value of the Shares, it shall return all certificates that have been deposited and may make a notation thereon that a demand for payment has been made.

    If Shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder or owner of such Shares. A transferee of such Shares shall not acquire by such transfer any rights in the

Company other than those that the original dissenter had after making demand for payment of fair value for such Shares.

    ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES

    If a dissenting shareholder believes that the amount estimated or paid by the Company for such dissenting shareholder's Shares is less than their fair value, the shareholder may send to the Company such shareholder's own estimate of the fair value which shall be deemed a demand for payment of the amount or the deficiency. If the dissenter does not file such dissenter's own estimate of fair value within 30 days after the mailing by the Company of its remittance or estimate of fair value, the dissenter shall be entitled to no more than the amount remitted to such shareholder or estimated by the Company.

    VALUATION PROCEEDINGS

    Within 60 days after the latest of (i) the consummation of the Merger, (ii) timely receipt of any demands for payment and (iii) timely receipt of any shareholder estimates of fair value, if any demands for payment remain unsettled, the Company may file in court an application for relief requesting that the fair value of the Shares be determined by the court. Each dissenter whose demands have not been settled shall be made a party to the proceeding and shall be entitled to recover the amount by which the fair value of such Shareholder's Shares is found to exceed the amount, if any, previously remitted, plus interest. Such dissenter shall also be entitled to interest on such amount from consummation of the Merger until the date of payment at such rate as is fair and equitable under the circumstances, taking into account all relevant factors including the average rate currently paid by the Company on its principal bank loans. If the Company fails to file an application within the 60-day period, any dissenter who has not settled such dissenter's claim may do so in the name of the Company within 30 days after the expiration of this 60-day period. If no dissenter files an application within such 30-day period, each dissenter who has not settled such dissenter's claim shall be paid no more than the Company's estimate of the fair value of such dissenter's Shares and may bring an action to recover any amount not previously remitted.

    COSTS AND EXPENSES OF VALUATION PROCEEDINGS

    The costs and expenses of any valuation proceedings, including the reasonable compensation and expenses of any appraiser appointed by the court, shall be determined by the court and assessed against the Company except that any part of such costs and expenses may be assessed as the court deems appropriate against all or some of the dissenters whose action in demanding supplemental payment is found by the court to be dilatory, obdurate, arbitrary, vexatious or in bad faith. The court may also assess the fees and expenses of counsel and experts for any or all of the dissenters against the Company if the Company fails to comply substantially with Subchapter D of Pennsylvania Law or acts in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner. The court can also assess any such fees or expenses incurred by the Company against a dissenter if such dissenter is found to have acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters and should not be assessed against the Company, it may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

    OTHER

    In addition to the appraisal rights discussed above, shareholders also have certain rights ("Subchapter 25E Rights") under Subchapter 25E of the Pennsylvania Law ("Subchapter 25E") which will become applicable prior to the Effective Time in the event that the Purchaser (or a group of related persons, or any other person or group of related persons) were to acquire Shares representing at least 20% of the voting power of the Company, in connection with the Offer or otherwise (a "Control Transaction"). In such event, shareholders of the Company would have the right to demand "fair value" of such shareholders' Shares and to be paid such fair value upon compliance with the requirements of Subchapter 25E. Under Subchapter 25E, "fair value" may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the Control Transaction, plus an increment, if any, representing any value, including, without limitation, any proportion of value payable for acquisition of control of the Company, that may not be reflected in such price. The Purchaser believes that the Offer Price represents the fair value of the Shares within the meaning of Subchapter 25E. Subchapter 25E Rights would attach immediately upon consummation of a Control Transaction and require that any shareholder seeking such appraisal must make a demand for fair value within a reasonable time after the notice to shareholders that a Control Transaction has occurred is given by the controlling person or group in accordance with Subchapter 25E, which time period may be specified in such notice, as well as comply with the other procedures of Subchapter 25E. Subchapter 25E Rights are available only with respect to shares of a registered corporation held by a shareholder after the occurrence of a Control Transaction; accordingly, Subchapter 25E Rights would not be available with respect to any Shares tendered in the Offer and accepted for payment.

    Section 1712 of Pennsylvania Law provides that a director of a Pennsylvania corporation stands in a fiduciary relation to such corporation and must perform such director's duties as a director in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Section 1105 of Pennsylvania Law provides in substance that a shareholder of a Pennsylvania corporation shall not have any right to obtain, in the absence of fraud or fundamental unfairness, an injunction against any proposed merger, nor any right to claim the right to valuation and payment of the fair value of such shareholder's Shares because of the merger, except that such shareholder may dissent and claim such payment if and to the extent provided in Subchapter D of Pennsylvania Law Chapter 15, described above. Absent fraud or fundamental unfairness, such dissenters rights are the exclusive remedy of such shareholders. However, the United States Court of Appeals, Third Circuit, interpreting the predecessor statute to Section 1105 of Pennsylvania Law in HERSKOWITZ V. NUTRISYSTEM, INC., concluded that dissenters rights co-exist with common law causes of action, such as rescission or money damages, in the context of an action for breach of fiduciary duty or misrepresentation in a cash-out merger. Shareholders should be aware that due to the enactment of Pennsylvania Law in 1988 it is unclear whether the decision in Herskowitz remains applicable to dissenters rights. IN VIEW OF THE COMPLEXITIES OF THESE PROVISIONS OF PENNSYLVANIA LAW, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT THEIR OWN LEGAL COUNSEL.

    SEE SCHEDULE II ATTACHED HERETO FOR A REPRODUCTION OF THE TEXT OF THE RELEVANT SECTIONS OF PENNSYLVANIA LAW.

THE MERGER AGREEMENT

    The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by the Purchaser and the Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer as promptly as reasonably practicable after the date thereof, but in no event later than five business days after the initial public announcement of the Purchaser's intention to commence the Offer. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the Minimum Condition and certain other conditions described in "Section 14. Conditions to the Offer." In the event that Shares constituting at least 19.9% of the then outstanding Shares have been validly tendered and not withdrawn prior to the expiration of the Offer, and all the conditions to the Offer have been satisfied other than the Minimum Condition, the Purchaser may, at its option, purchase for the Per Share Amount any number of such Shares constituting in the aggregate no more than 19.9% of the then outstanding Shares, on a pro rata basis if a greater number of Shares shall have been tendered into the Offer by the holders of the Shares. The Purchaser expressly reserves the right to waive any condition to the Offer, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer. However, no change may be made, without the prior written consent of the Company that (i) decreases the Minimum Condition,
(ii) decreases the price per Share payable in the Offer below the Per Share Amount, (iii) changes the form of consideration to be paid in the Offer, (iv) reduces the maximum number of Shares to be purchased in the Offer or (v) imposes conditions to the Offer in addition to those described on "Section 14. Conditions to the Offer." The Per Share Amount will, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), the Purchaser will pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn. If on the initial scheduled expiration date (which will be twenty business days after the date of the commencement of the Offer) of the Offer, all the conditions to the Offer have not been satisfied or waived, the Offer may be extended from time to time until January 4, 1999, without the consent of the Company. However, the Purchaser may not, without the prior written consent of the Company, extend the Offer if the failure to satisfy any of the conditions to the Offer was caused by or resulted from the failure of the Parent or the Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by the Parent or the Purchaser of any material representation or warranty of either of them contained in the Merger Agreement.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with Pennsylvania Law, at the Effective Time, the Purchaser will be merged with and into the Company and the Company will continue as the Surviving Corporation and will become an indirect subsidiary of Parent. Upon consummation of the Merger, each issued and outstanding Share (other than any Shares held in the treasury of the Company, owned by the Purchaser, the Parent or any direct or indirect subsidiary of Parent or of the Company and any outstanding Shares which are held by shareholders who have demanded the right to receive the fair value of their Shares under Pennsylvania Law) will be canceled and converted automatically into the right to receive an amount equal to the Per Share Amount (the "Merger Consideration"). Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    CHARTER DOCUMENTS; INITIAL DIRECTORS AND OFFICERS. The Merger Agreement provides that, at the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation. The Merger Agreement also provides that the By-laws of the Company, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws. Pursuant to the Merger Agreement, the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

    SHAREHOLDERS' MEETING. The Merger Agreement provides that, in the event that at the initial Expiration Date, the Minimum Condition shall not have been satisfied, at the request of the Parent, the Company, acting through the Board, will, in accordance with applicable law and the Company's Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following such request for the purpose of considering and taking action on the Long-Form Merger in accordance with the terms and conditions of the Merger Agreement. In the event that the

Parent, the Purchaser or any of their assignees acquire Shares pursuant to the Offer constituting at least 80% of the then outstanding Shares, the parties have agreed, subject to the terms and conditions of the Merger Agreement, to take all necessary and appropriate action to cause the Short-Form Merger to become effective as soon as practicable after such acquisition, without approval of the Company's shareholders, in accordance with Section 1924(b)(1)(ii) of Pennsylvania Law.

    FILINGS. The Merger Agreement provides that the Company will, as soon as practicable following the commencement of the Offer, file the proxy statement to be sent to the shareholders in connection with the Long-Form Merger (the "Proxy Statement") with the Commission, and will use its best efforts to have the Proxy Statement cleared by the Commission as promptly as practicable following such filing. The Company has agreed that the Proxy Statement will include the unanimous recommendation of the Board that the holders of the Shares adopt the Merger Agreement and the Long-Form Merger.

    CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has agreed that, between the date of the Merger Agreement and the Effective Time, unless the Parent will otherwise agree in writing, the businesses of the Company and its subsidiaries will be conducted only in, and the Company and its subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company will use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to maintain adequate insurance coverage, to keep available the services of the current officers, employees and consultants of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation of the foregoing, except as expressly contemplated by the Merger Agreement, neither the Company nor any subsidiary thereof will, between the date of the Merger Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the
Parent:

        (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

        (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries or (ii) any assets of the Company or any of its subsidiaries, except in the ordinary course of the business consistent with past practice;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

        (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, pledge in respect of or otherwise as an accommodation become responsible for the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement with any direct competitor of the Parent or any affiliate thereof, or any other contract or agreement, except contracts or agreements entered into in the ordinary course of business, consistent with past practice and that require payments by or to the Company or any of its subsidiaries (A) with respect to such contracts or agreements with a term of more than one year, in an aggregate amount of less than U.S. $100,000 and (B) with respect to such contracts or agreements with a term of one year or less, in an aggregate amount of less than U.S. $250,000; (iv) terminate, cancel or request any material change in, or agree to any material change in, any material contract set forth in Section 3.17 of the Disclosure Schedule attached to the Merger Agreement; (v) authorize one or more capital expenditures that are, in the aggregate, in excess of U.S. $75,000 for the Company and any of its subsidiaries taken as a whole, other than capital expenditures with respect to projects that have commenced prior to the date of the Merger Agreement, or with respect to which equipment has been ordered prior to the date of the Merger Agreement, so long as, with respect to such projects, the Parent has been informed in writing thereof prior to the date of the Merger Agreement and, with respect to such orders, the Company discusses with the Parent or its representatives, promptly after the date of the Merger Agreement, such orders and the intended uses of the equipment the subject thereof, PROVIDED that the Company shall report on the progress of any such project in accordance with Section 5.02 of the Merger Agreement; or
    (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (e);

        (f) increase the compensation payable or to become payable to its officers, employees or consultants, except for increases in accordance with past practices in salaries or wages of employees of the Company or any of its subsidiaries who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

        (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

        (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company's balance sheet dated June 30, 1998, or subsequently incurred in the ordinary course of business and consistent with past practice;

        (j) make any material alterations or modifications to any of the water sources used by the Company, including, without limitation, any new boreholes or any new wells; or

        (k) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment, to do any of the foregoing.

    NO SOLICITATION. Neither the Company nor any Subsidiary will, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any Subsidiary or any business combination with the Company or any Subsidiary (a "Takeover Proposal") or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. However, if the Board determines in good faith, after consultation with and based on the written advice of independent legal counsel, that it is necessary to do so in order to comply with its fiduciary duties under Pennsylvania law, the Company may, in response to a Superior Proposal (as defined below) that was not solicited by it or that did not otherwise result from a breach of its obligations described above, and subject to providing prior written notice of its decision to take such action to the Parent and compliance with the second following paragraph, (i) furnish information with respect to the Company and its subsidiaries to any person making a Superior Proposal pursuant to a confidentiality agreement no less favorable to the Company than the Confidentiality Agreement dated September 11, 1998, between the Parent and the Company, and (ii) participate in discussions or negotiations regarding such Superior Proposal.

    For purposes of the Merger Agreement, "Superior Proposal" means any proposal made by a third party (A) to acquire, directly or indirectly, more than 50% of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company and its subsidiaries, (B) that is otherwise on terms that the Board determines in its good faith judgment (after consultation with, and based upon the written advice of, a financial advisor of nationally recognized reputation and independent legal counsel) to be more favorable to the Company and its shareholders than the transactions contemplated by the Merger Agreement, (C) for which financing, to the extent required, is then committed, and (D) for which, in the good faith judgment of the Board, no regulatory approvals, including antitrust approvals, are required that could not reasonably be expected to be obtained.

    The Merger Agreement also provides that the Company will notify the Parent promptly if any Takeover Proposal, or any inquiry or contact with any person with respect thereto, is made and will, in the notice, indicate the identity of the person making the Takeover Proposal, offer, inquiry or contact and the terms and conditions of the Takeover Proposal, inquiry or contact. The Company will keep the Parent reasonably informed of the status and details, including amendments or proposed amendments to any request or Takeover Proposal. The Company has agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

    The Merger Agreement also provides that the Board will not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Purchaser its approval and recommendation of the Merger Agreement and the transactions contemplated in the Merger Agreement, (ii) approve or recommend or propose to approve or recommend any Takeover Proposal that is not a Superior Proposal approved or recommended in accordance with the provisions set forth above, or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, if the Board determines in good faith, after consultation with and based on the written advice of independent legal counsel, that it is necessary to do so in order to comply with its fiduciary duties under Pennsylvania law, the Board may withdraw or modify its approval and recommendation of the Merger Agreement and the transactions contemplated in the Merger Agreement, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal, at any time after midnight on the fifth business day following the Parent's receipt of written notice that the Board has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal and the identity of the person making the Superior Proposal.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that the Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in Article VII of the Bylaws of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

    The Merger Agreement also provides that the Company will, to the fullest extent permitted by law, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation will indemnify and hold harmless, each current and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, will pay the reasonable fees and expenses of counsel selected by the indemnified parties, which counsel will be reasonably satisfactory to the Company or the Surviving Corporation and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter.

    The Surviving Corporation will use its reasonable best efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time. However, in no event will the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance.

    The Merger Agreement provides that, in accordance with the terms of the Company's stock option plans, the Company will cause each outstanding option to purchase Shares granted under the stock option plans to, immediately prior to the Effective Time, become exercisable regardless of the installment provisions contained in the stock option plans and to be terminated at the Effective Time.

    Furthermore, the Company will use its reasonable best efforts to obtain the consent of other holders of options to purchase Shares, to the termination, immediately prior to the Effective Time, of the stock options held by them pursuant to their respective option agreements. Each such option holder will be paid by the Company, at or immediately prior to the Effective Time with respect to each stock option, in consideration of such termination, an amount in cash determined by multiplying (i) the excess, if any, of the Per Share Amount over the applicable exercise price under the option by (ii) the number of Shares the option holder could have purchased if he or she had exercised the options in full immediately prior to the Effective Time.

    The Merger Agreement provides that the Company will use its reasonable best efforts to obtain the consent of Edward J. Lauth, III, James D. Hammond and Marion I. Hammond, and Nancy J. Davis to the termination, immediately prior to the Effective Time, of the warrants held by each of them pursuant to the Warrants dated as of April 6, 1995, the Warrant dated as of November 21, 1995, and the Warrant dated as of August 28, 1996, respectively. Each such holder of warrants will be paid by the Company, at or immediately prior to the Effective Time with respect to each warrant, in consideration of termination, an amount in cash determined by multiplying (i) the excess, if any, of the Per Share Amount over the applicable exercise price under the warrant by (ii) the number of Shares the holder could have purchased had he or she exercised the warrant in full immediately prior to the Effective Time.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations concerning the Company's corporate organization and qualification, subsidiaries, Articles of Incorporation and By-laws, capitalization, authority, shareholder vote required under Pennsylvania Law, no conflicts, filings with the Commission and other governmental authorities, compliance with law, financial statements (including a representation that the Company's audited financial statements for the year ended September 30, 1998, to be delivered to the Parent will not be "materially less favorable" (as defined in the Merger Agreement) than the preliminary year-end financial statements), absence of certain changes or events, litigation, employment benefit matters, labor matters, intellectual property, tangible property, real property, taxes, insurance, environmental matters, material contracts, brokers, financial advisors and Pennsylvania Law.

    CONDITIONS TO CONSUMMATION OF THE SHORT-FORM MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Short-Form Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) no administrative, governmental or regulatory authority or body, domestic or foreign (a "Governmental Entity"), or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of Shares by the Parent or the Purchaser or any affiliate of either of them or the consummation of the Short-Form Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and (b) the Purchaser or its permitted assignee has purchased all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of the Parent or the Purchaser if, in breach of the Merger Agreement or the terms of the Offer, the Purchaser or such assignee fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

    CONDITIONS TO CONSUMMATION OF THE LONG-FORM MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Long-Form Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement and the Long-Form Merger have been adopted by the affirmative vote of a majority of the votes cast by all holders of Shares entitled to vote thereon; (b) any waiting period (and any extension thereof) applicable to the consummation of the Long-Form Merger under the HSR Act has expired or been terminated; (c) no Governmental Entity or foreign, United States or state court of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the consummation of the Long-Form Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Long-Form Merger.

    Pursuant to the terms of the Merger Agreement, the obligations of the Parent and the Purchaser to effect the Long-Form Merger are also subject to the following conditions at or as of the Effective Time: (a) the representations and warranties of the Company in the Merger Agreement and of each Shareholder in the respective Shareholder Agreement that are qualified as to materiality are true and correct and all such representations and warranties that are not so qualified are true and correct in all material respects, in each case on or as of the Effective Time (other than representations and warranties that address matters only as of a certain date which shall be true and correct in the same manner as of such certain date); (b) the Company has performed in all material respects all obligations and complied in all material respects with each agreement and covenant of the Company to be performed or complied with by it under the Merger Agreement and each Shareholder has performed in all material respects all obligations and complied in all material respects with each agreement and covenant of such Shareholder to be performed or complied with by such Shareholder under the applicable Shareholder Agreement; (c) all consents, approvals and authorizations required to be obtained to consummate the Long-Form Merger have been obtained from all Governmental Entities, except for such consents, approvals and authorizations the failure of which to obtain would not have a material adverse effect on the Parent or the Purchaser (assuming that the Long-Form Merger shall have been effected); (d) no events set forth in paragraph
(a), (b), (j) or (k) of the conditions to the Offer set forth in "Section 14. Conditions to the Offer" has occurred; and (e) no change, condition, event or development that has a Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company has occurred since June 30, 1998.

    The obligation of the Company to effect the Long-Form Merger is also subject to the following conditions at or as of the Effective Time: (a) the representations and warranties of the Parent and the Purchaser in the Merger Agreement that are qualified as to materiality are true and correct and all such representations and warranties that are not so qualified are true and correct in all material respects, in each case on or as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true and correct in the same manner as of such certain date); and
(b) the Parent and the Purchaser have performed in all material respects all obligations and complied in all material respects with each agreement and covenant of the Parent and the Purchaser, respectively, to be performed or complied with by it under the Merger Agreement, and the Company has received a certificate from a duly authorized officer of the Parent to such effect.

    TERMINATION. The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of the Merger Agreement and the transactions contemplated hereby by the shareholders of the
Company: (a) by mutual written consent duly authorized by the Boards of Directors of the Parent, the Purchaser and the Company; or (b) by the Parent, the Purchaser or the Company if (x) the Effective Time has not occurred on or before March 31, 1999; PROVIDED, HOWEVER, that this right to terminate is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (y) a Governmental Entity or foreign, United States or state court of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the consummation of the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger.

    In addition, the Merger Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the earlier of the expiration or termination of the Offer without the Minimum Condition having been satisfied and the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated hereby by the shareholders of the Company: (a) by the Parent, upon approval of its Board of Directors, if due to a failure to satisfy any of the conditions set forth in "Section 14. Conditions to the Offer," the Purchaser has
(1) failed to commence the Offer within five business days following the date of the Merger Agreement, (2) terminated the Offer without having accepted any Shares for payment or (3) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer; unless such action or inaction under (1), (2) or (3) was caused by or resulted from the failure of the Parent or the Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by the Parent or the Purchaser of any material representation or warranty of either of them contained in the Merger Agreement; (b) by the Company, upon approval of the Board, if due to a failure to satisfy any of the conditions set forth in "Section 14. Conditions to the Offer," the Purchaser has (1) failed to commence the Offer within five business days following the date of the Merger Agreement, (2) terminated the Offer without having accepted any Shares for payment or (3) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under
(1), (2) or (3) was caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any material representation or warranty of it contained in the Merger Agreement; (c) by the Company, in connection with entering into a definitive agreement with respect to a Superior Proposal in accordance with the "No Solicitation" provisions described above; PROVIDED that the Company has complied with its obligations under such provisions, and that it makes simultaneous payment of the Fee and Expenses discussed below; or (d) by the Parent, if the Board shall have modified or withdrawn in a manner adverse to the Parent and the Purchaser its approval and recommendation of the Merger Agreement and the transactions contemplated thereby or shall have approved or recommended to the Company's shareholders a Superior Proposal.

    The Merger Agreement may be terminated and the Long-Form Merger may be abandoned at any time prior to the Effective Time but after the expiration or termination of the Offer without the Minimum Condition having been satisfied, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company: (a) by the Parent in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement that (A) would give rise to the failure of the condition relating to the Company's representations and warranties or covenants set forth above and (B) cannot be or has not been cured within 20 days after the giving by the Parent of written notice to the Company or upon the occurrence of any of the events set forth in paragraph (a), (b) or (c) of the conditions to the offer set forth in "Section
14. Conditions to the Offer"; (b) by the Company in the event of a breach by the Parent or the Purchaser of any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement that (A) would give rise to the failure of a condition relating to the Parent's and the Purchaser's representations and warranties or covenants set forth above and (B) cannot be or has not been cured within 20 days after the giving by the Company of written notice to the Parent and the Purchaser; or (c) by the Parent or the Company if the shareholders of the Company do not approve the Merger Agreement at the shareholders' meeting convened for such purpose, or any adjournment or postponement thereof.

    FEES AND EXPENSES. The Merger Agreement provides that in the event that (i) the Merger Agreement is terminated pursuant to clause (c) or (d) of the second preceding paragraph or (ii) any person has commenced, or publicly announced and not withdrawn its intention to commence, a tender or exchange offer for 20% or more (or which, assuming the maximum amount of securities that could be purchased, would result in any person beneficially owning 20% or more) of the then outstanding Shares or otherwise for the direct or indirect acquisition of the Company or all or a substantial portion of its assets and (A) the Offer has remained open for at least 20 business days, (B) the Minimum Condition has not been satisfied, (C) the Merger Agreement has been terminated pursuant to clause
(c) of the preceding paragraph and (D) within six months following the date of termination of the Merger Agreement, a Takeover Proposal between the Company and such other person shall have been consummated, then, in any such event, the Company will pay the Parent promptly (but in no event later than one business day after the first of such events has occurred) a fee of U.S.$3,400,000 (the "Fee"), payable in immediately available funds, plus all Expenses up to U.S.$750,000 in the aggregate. The term "Expenses" means all out-of-pocket expenses and fees of each of the Parent, the Purchaser and their respective shareholders and affiliates (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the transactions contemplated by the Merger Agreement or structuring the transactions contemplated by the Merger Agreement and all fees of counsel, accountants, experts and consultants to the Parent and the Purchaser, and all printing and advertising expenses and all costs and expenses incurred by or on behalf of the Parent and the Purchaser in connection with the collection under and enforcement of this Fee and Expenses provision) actually incurred or accrued by any of them or on their behalf in connection with the transactions contemplated by the Merger Agreement, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by the Parent and the Purchaser in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto.

    Except as set forth above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not any transaction is consummated.

    FACILITY INVESTMENT AGREEMENT. Pursuant to the terms of the Merger Agreement, the Company has agreed to enter into, as promptly as practicable but in no event more than twenty days from the date of the Merger Agreement, at the Parent's request, an agreement with the Parent on terms and conditions annexed to the Merger Agreement, which provide, among other things, for the construction of a new PET bottling production line at the Company's facility in Florida.

THE SHAREHOLDER AGREEMENTS

    The Parent, the Purchaser and each Shareholder have also entered into a Shareholder Agreement pursuant to which the Shareholder has agreed to tender irrevocably to the Purchaser pursuant to the Offer the Shares held by such Shareholder and any Shares acquired by such Shareholder pursuant to the exercise of any options or warrants held by such Shareholder (collectively, the "Option Shares") at the Per Share Amount (as of November 2, 1998, Edward J. Lauth, III, owned 1,022,854 Shares and options or warrants for the purchase of 75,100 Shares, constituting approximately 12.32% of the outstanding Shares on a fully diluted basis; Geoffrey F. Feidelberg owned 149,727 Shares and options or warrants for the purchase of 225,480 Shares, constituting approximately 4.21% of the outstanding Shares on a fully diluted basis; and Matthew Suhey owned 378,152 Shares, constituting approximately 4.24% of the outstanding Shares on a fully diluted basis). Each Shareholder also has granted to the Purchaser an irrevocable option to purchase, upon the termination of the Merger Agreement, all Option Shares at the Per Share Amount (each, an "Option"). In addition, each Shareholder has appointed the Purchaser, or any nominee of the Purchaser, during the term of the Option, as his attorney and proxy to vote each of the Option Shares (i) in favor of the adoption of the Merger Agreement and the Long-Form Merger and the other transactions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. The Purchaser also has the discretionary right to require each Shareholder to exercise all of his vested options in the Shares, whereupon all Shares resulting from such exercise shall automatically become Option Shares subject to the Purchaser's Option. The Purchaser is entitled to exercise the Stock Option at any time following the termination of the Merger Agreement until the close of business on the 30th day following such termination.

    The obligation of each Shareholder to deliver the Option Shares upon exercise of the Option is subject to (i) any waiting periods under the HSR Act applicable to such exercise of the Option having expired or been terminated,
(ii) there being no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such exercise of the Option, and (iii) the number of Shares to be purchased by the Purchaser pursuant to the exercise of the Option does not cause the aggregate number of Shares, including any Shares acquired by the Purchaser pursuant to
Section 1.01 of the Merger Agreement and the other Shareholder Agreements, to be held by the Purchaser immediately following such exercise, to exceed 19.9% of the then issued and outstanding Shares. Each Shareholder Agreement provides that all payments made by the Purchaser to the respective Shareholder shall be made by wire transfer in immediately available funds to an account designated by such Shareholder and simultaneously therewith such Shareholder will deliver his Option Shares at the applicable closing of such purchase.

THE EMPLOYMENT AGREEMENTS

    On November 2, 1998, Great Brands entered into employment agreements with each of Edward J. Lauth, III, and Geoffrey F. Feidelberg (the "Employment Agreements") and a consulting agreement with Matthew Suhey (the "Suhey Agreement"). The Employment Agreements each have a term of one year that will commence at the Effective Time. Mr. Feidelberg's Employment Agreement is automatically renewable for additional one-year terms unless either party gives notice of its intent to terminate at least ninety days prior to the first anniversary of the Effective Time (the "Anniversary Date"). Under the Employment Agreements, Messrs. Lauth and Feidelberg (the "Executives") will receive annual base salaries of $200,000 and $160,000, respectively, which may be increased, but not decreased annually. Beginning calendar year 1999, the Executives will also be entitled to participate in Great Brands' executive bonus program pursuant to which each Executive may be awarded up to 35% of his base salary based upon the results of Great Brands' North American operations as well as his meeting certain personal objectives.

    Mr. Lauth's Employment Agreement provides for severance benefits in an amount equal to one year's base salary, bonus, and benefits if Mr. Lauth resigns for "good reason" (as defined in the Employment Agreements), or if his employment is terminated by Great Brands other than for "cause" (as defined in each of the Employment Agreements) or disability (an "Involuntary Termination"). Mr. Feidelberg's Employment Agreement provides for one year's base salary and benefits if Mr. Feidelberg suffers an Involuntary Termination on or after the Anniversary Date, and two year's base salary and benefits if he suffers an Involuntary Termination prior to the Anniversary Date. The Employment Agreements also provide that upon an Involuntary Termination, each Executive will receive, in equal monthly installments, an amount equal to the Company's matching contribution to the Company 401(k) Plan, for a one-year period based on the Executive's contribution rate on the date of termination. In addition, each of the Executives has agreed not to compete with Great Brands or its parent or subsidiaries (the "Group") or to solicit the clients, prospective clients, employees, consultants or independent contractors of the Group for a period of up to two years following the termination of his employment, depending on the circumstances of his departure. The Executives have also agreed that they will not, at any time during or after their employment terms, disclose or otherwise utilize any confidential or proprietary information obtained during their employment other than in the performance of their duties on behalf of Great Brands or with the prior consent of Great Brands.

    Pursuant to the Employment Agreements, the Executives were granted, subject to the approval of the Parent's Board of Directors, stock options (the "Employment Stock Options") which will be exercisable for ordinary shares of the Parent that will become 100% vested on the second anniversary of the date of grant and Mr. Feidelberg was granted 1,500 Employment Stock Options that will become 100% vested on the fifth anniversary of the date of grant. If the Executives are terminated for "cause" or resign without "good reason", any unvested Employment Stock Options will immediately lapse.

    The Suhey Agreement has a term of one year and is automatically renewable for an additional one-year period unless either party gives notice of its intent to terminate at least ninety days prior to the Anniversary Date. Under the Suhey Agreement, Mr. Suhey is entitled to an annual consulting fee of $250,000 per year. Mr. Suhey is also entitled to a $50,000 lump sum bonus in the event that on or before the end of the sixth month after the Effective Time (the "Bonus Period"), the volume of Mr. Suhey's account base existing on November 2, 1998, increases sufficiently so as to equal the "water category growth rate" based on the most current available syndicated data. In addition, as soon as practicable after the Effective Time, Mr. Suhey and the Company will agree upon a bonus formula or determination method (the "Bonus Formula") to measure Mr. Suhey's success in securing new accounts for Great Brands during the period prior to the Anniversary Date. After the Anniversary Date, Mr. Suhey will be entitled to receive a bonus of up to $50,000 pursuant to the Bonus Formula. The Suhey Agreement may be terminated by either Great Brands or Mr. Suhey at any time, for any reason or for no stated reason. If the Suhey Agreement is terminated by Great Brands or by mutual agreement of the parties prior to the Anniversary Date, Mr. Suhey is entitled to a lump sum amount equal to the portion of the consulting fee that Mr. Suhey would have received for the period beginning on the date of termination and ending on the Anniversary Date. In addition, Mr. Suhey has agreed not to compete with the Group or to solicit the clients, prospective clients, employees, consultants or independent contractors of the Group for a period of one year following the termination of the Suhey Agreement. Mr. Suhey has also agreed that he will not, at any time during or after the consulting term, disclose or utilize any confidential or proprietary information obtained during his consultancy other than in the performance of his duties on behalf of Great Brands or with the prior written consent of Great Brands.

THE REGISTRATION RIGHTS AGREEMENT

    The Purchaser, the Parent and the Company have entered into, concurrently with the Merger Agreement, a Registration Rights Agreement (the "Registration Rights Agreement"). Pursuant to the terms of the Registration Rights Agreement, the Purchaser or its assignees under the Merger Agreement, at any time after it acquires Shares may, with respect to at least 20% of the Shares which have been purchased by the Purchaser pursuant to the Merger Agreement or any Shareholder Agreement (the "Registrable Shares") demand that the Company file a registration statement under the Securities Act of 1933, as amended ("Securities Act"), covering the registration of such Registrable Shares. In addition, if at any time, the Company determines that it will file a registration statement under the Securities Act (other than a registration statement on a Form S-4 or S-8 as filed in connection with an exchange offer or an offering of securities solely to the Company's existing shareholders) on any form that would also permit the registration of the Registrable Shares and such filing is to be on its behalf and/or on behalf of selling holders of its securities for the general registration of its common stock to be sold for cash, the Company will promptly give the Purchaser or its assignees under the Merger Agreement written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than fifteen (15) days from the date of such notice, and advising the Purchaser or its assignees under the Merger Agreement of their right to have Registrable Shares included in such registration. Upon the written request of any Purchaser or its assignees under the Merger Agreement received by the Company no later than ten days after the date of receipt of the Company's notice, the Company will use its reasonable efforts to cause to be registered under the Securities Act all of the Registrable Shares that each such Holder has so requested to be registered.

    12. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of the Parent, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any subsidiary of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any subsidiary of the Company, (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, or
(c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock. See "Section 11. Purpose of the Offer; Plans for the Company after the Offer and the Merger; the Merger Agreement; and Related Agreements."

    13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    The Purchaser intends to cause the Shares not to be listed for quotation on the NYSE following consummation of the Offer.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for confirmed listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000, or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for such and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Parent and the Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares of whether it would cause future market prices to be greater or lesser than the Per Share Amount.

    The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for reporting on the National Association of Securities Dealers Automated Quotation System. The Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    14. CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition is not satisfied, (ii) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions exists:

        (a) there has been instituted or is pending any action or proceeding (other than actions or proceedings which, in the good faith reasonable judgment of the Parent, after consultation with independent legal counsel, do not have any basis in fact or a reasonable likelihood of success on the merits) before any court or Governmental Entity, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by the Parent, the Purchaser or any other affiliate of the Parent, the purchase of Shares pursuant to any Shareholder Agreement, or the consummation of any other transaction contemplated by the Merger Agreement, or seeking to obtain material damages in connection with any transaction contemplated by the Merger Agreement; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, the Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, the Parent or any of their subsidiaries, or to compel the Company, the Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, the Parent or any of their subsidiaries, as a result of the transactions contemplated by the Merger Agreement; (iii) seeking to impose or confirm limitations on the ability of the Parent, the Purchaser or any other affiliate of the Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares, except as specifically provided in Pennsylvania Law, acquired by the Purchaser pursuant to the Offer, any Shareholder Agreement or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated hereby; (iv) seeking to require divestiture by the Parent, the Purchaser or any other affiliate of the Parent of any Shares; or (v) which otherwise has a Material Adverse Effect (as defined in the Merger Agreement) or which would materially adversely affect the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of the Parent;

        (b) there has been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) the Parent, the Company or any subsidiary or affiliate of the Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, by any legislative body, court, Governmental Entity, other than the routine application of the waiting period provisions of the HSR Act to the Offer, any Shareholder Agreement or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; PROVIDED, HOWEVER, that the Parent shall have used reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

        (c) there has occurred, since June 30, 1998, any change, condition, event or development that has a Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company;

        (d) there has occurred (i) any general suspension of, or limitation on prices for, trading in securities of the Company on the New York Stock Exchange for a period in excess of 2 hours (excluding emergencies or limitations resulting solely from physical damage, interference with such exchange not related to market conditions, or any trading halt triggered solely as a result of a specified decrease in a market index) (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Purchaser, affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

        (e) it has publicly disclosed or the Parent or the Purchaser has otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
    Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than the Parent or any of its affiliates;

        (f) any representation or warranty of the Company in the Merger Agreement or of any Shareholder in the respective Shareholder Agreement that is qualified as to materiality is not true and correct or any such representation or warranty that is not so qualified is not true and correct in any material respect, in each case when made on or immediately following the expiration of the Offer as though made on or as of such date, except those representations and warranties that address matters only as of a certain date which shall not be true and correct as of such certain date;

        (g) the Company has failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement or the Shareholders have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of any Shareholder to be performed or complied with by such Shareholder under the respective Shareholder Agreement;

        (h) the Merger Agreement has been terminated in accordance with its terms;

        (i) the Purchaser and the Company have agreed that the Purchaser terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

        (j) any Option Consent or Warrant Consent have not been obtained immediately prior to the expiration of the Offer; or

        (k) the Parent and the Purchaser have not received immediately prior to the expiration of the Offer the opinions of Ballard Spahr Andrews & Ingersoll, LLP, as to the matters set forth in Sections 3.04 and 3.21 of the Merger Agreement, and of McQuaide Blasko, as to the matters set forth in
    Section 3.01 of the Merger Agreement, in each case in form and substance satisfactory to the Parent and the Purchaser;

which, in the sole judgment of the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by the Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of the Purchaser and the Parent and may be asserted by the Purchaser or the Parent regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or the Parent in whole or in part at any time and from time to time in their sole discretion. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights is not deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances is not deemed a waiver with respect to any other facts and circumstances; and each such right is deemed an ongoing right that may be asserted at any time and from time to time.

    15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to the Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see "Section 10. Background of the Offer; Contacts with the Company"), neither the Purchaser nor the Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer, or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. The Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to the Purchaser's right to decline to purchase Shares if any of the conditions in "Section 14. Conditions to the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or the Parent or that certain parts of the businesses of the Company, the Purchaser or the Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 15. Certain Legal Matters and Regulatory Approvals." See "Section 14. Conditions to the Offer."

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

    The Pennsylvania Takeover Disclosure Law ("PTDL") purports to regulate certain attempts to acquire a corporation which (1) is organized under the laws of Pennsylvania or (2) has its principal place of business and substantial assets located in Pennsylvania. In CRANE CO. V. LAM, 509 F. SUPP. 782 (E.D. PA.
1981), the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files with the Pennsylvania Securities Commission ("PSC") a copy of the Schedule 14D-1 and certain other information and materials, including an undertaking to notify security holders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offer and which is available for inspection at the PSC's principal office during business hours. The Board has unanimously approved the transactions contemplated by the Merger Agreement and recommended acceptance of the Offer and the Merger to the Company's shareholders. While reserving and not waiving its right to challenge the validity of the PTDL or its applicability to the Offer, the Purchaser is making a Section 8(a) filing with the PSC in order to qualify for the exemption from the PTDL. Pursuant to Section 10 of the PTDL, the Purchaser will submit the appropriate $100 notice filing fee along with the Section 8(a) filing. Additional information about the Offer has been filed with the Pennsylvania Securities Commission pursuant to the Pennsylvania Takeover Disclosure Law and is available for inspection at the Pennsylvania Securities Commission's office at Eastgate Office Building, 1010 North 7th Street, Harrisburg, PA 17102-1410, during business hours.

    Chapter 25 of Pennsylvania Law contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as the Company that have a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act (a "registered corporation"). The following discussion is a general and highly abbreviated summary of certain features of such chapter, is not intended to be complete or to completely address potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to the full text of Chapter 25 of Pennsylvania Law.

    In addition to other provisions not applicable to the Offer or the Merger, Subchapter 25D of Pennsylvania Law includes provisions requiring approval of a merger of a registered corporation with an "interested shareholder" in which the "interested shareholder" is treated differently from other shareholders, by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholders. This disinterested shareholder approval requirement is not applicable to a transaction (i) approved by a majority of disinterested directors, (ii) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring such shareholder's shares, or (iii) effected without submitting the Merger to a vote of shareholders as permitted in Section 1924(b)(1)(ii) of the Pennsylvania Law. The Purchaser currently believes that the disinterested shareholders approval requirement of Subchapter 25D will not be applicable to the contemplated Merger because of prior disinterested Board approval. The Company has represented to the Purchaser that Subchapter 25D is not applicable to the contemplated Merger.

    Subchapter 25E of Pennsylvania Law, which addresses "control transactions," requires under certain circumstances any person who acquires at least 20% of the voting power of a registered corporation to offer to purchase up to the balance of the voting shares of the corporation at the price determined under the statute, which may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation, any proportion of value payable for any acquisition of control of the corporation, that may not be reflected in such price. A "control transaction" will occur if the Purchaser acquires voting power over 20% or more of the Shares of the Company by purchasing Shares pursuant to the Offer. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; the Merger Agreement; and Related Agreements."

    Subchapter 25F of Pennsylvania Law prohibits under certain circumstances certain "business combinations," including mergers and sales of pledges of significant assets, of a registered corporation with an "interested shareholder" for a period of five years. Subchapter 25F exempts, among other things, business combinations approved by the board of directors prior to a shareholder becoming an interested shareholder, transactions with interested shareholders who beneficially owned shares with at least 15% of the total voting power of a corporation on March 23, 1988 and remain so, and transactions involving a company whose bylaws or articles of incorporation provide that Subchapter F shall not be applicable to such corporation. The Company has represented to the Purchaser that the Merger has been duly and validly authorized by all necessary corporate action pursuant to Subchapter 25F.

    Subchapter 25G of Pennsylvania Law, relating to "control-share acquisitions," prevents under certain circumstances the owner of a control-share block of shares of a registered corporation from voting such shares unless a majority of the "disinterested" shares approve the restoration of such voting rights. Failure to obtain such approval may result in a forced sale by the control-share owner of the control-share block to the corporation at a possible loss. The purchase by the Purchaser of Shares may be deemed to constitute a control-share acquisition, with the result that the Purchaser would not have voting rights with respect to such control-shares unless the voting rights are restored by a disinterested shareholder vote.

    Subchapter 25H of Pennsylvania Law, relating to disgorgement by certain controlling shareholders of a registered corporation, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter 25G or otherwise) will be recoverable by the corporation.

    Subchapter 25I of Pennsylvania Law entitles "eligible employees" of a registered corporation to a lump sum payment of severance compensation under certain circumstances if the employee is terminated, other than for willful misconduct connected with the work of the employee, within 90 days before voting rights lost as a result of a control-share acquisition are restored by a vote of disinterested shareholders. Subchapter 25J of Pennsylvania Law provides protection against termination or impairment under certain circumstances of "covered labor contracts" of a registered corporation as a result of a "business combination transaction" if the business operation to which the covered labor contract relates was owned by the registered corporation at the time voting rights are restored by shareholder vote after a control-share acquisition. The Company has represented to the Purchaser that Subchapters 25I and 25J are not applicable to the transactions contemplated by the Merger Agreement.

    Section 2504 of Pennsylvania Law provides that the applicability of Chapter 25 of Pennsylvania Law to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under Section 2502(1) of Pennsylvania Law shall terminate immediately upon the termination of the status of the corporation as a registered corporation. The Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

    Except for the filing pursuant to section 8(a) of the PTDL described above, neither the Purchaser nor the Parent has currently complied with any state takeover statute or regulation; however the Purchaser intends to comply with Subchapter 25E to the extent it is applicable upon consummation of the Offer. The

Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer are subject to such requirements. See "Section 2. Acceptance for Payment and Payment for Shares."

    Pursuant to the HSR Act, promptly after the date hereof, the Parent will file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on the day that is fifteen calendar days from the date of such filing, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, the Parent intends to request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Section 4. Withdrawal Rights." It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "Section 2. Acceptance for Payment and Payment for Shares" and "Section 14. Conditions to the Offer."

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which the Parent, the Company and their respective subsidiaries are engaged, the Parent and the Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 15. Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

    16. FEES AND EXPENSES. Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    J.P. Morgan is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company. Pursuant to an engagement letter dated September 18, 1998, the Parent has agreed to pay J.P. Morgan a fee of $500,000 upon the public announcement of the signing of the Merger Agreement, and a fee of $500,000 upon the completion of the Merger. The Parent has also agreed to reimburse J.P. Morgan for all reasonable out-of-pocket expenses incurred by J.P. Morgan, including reasonable fees and expenses of legal counsel, and to indemnify J.P. Morgan against certain liabilities and expenses in connection with its engagement.

    The Purchaser and Parent have retained MacKenzie Partners, Inc., as the Information Agent, and Harris Trust Company of New York, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, the Information Agent will be paid a fee of $7,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    17. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and the Purchaser have filed with the Commission the
Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          ZONEO ACQUISITION CORP.

November 6, 1998

SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                          THE PARENT AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. Set forth below is the name, current residence or business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of the Parent.

                                                               PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                                          AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------

Frank Riboud..............................  Chairman and Chief Executive Officer of Groupe Danone since 1996;
Groupe Danone                               Director of Groupe Danone since 1992; Director of Victoire (17, rue
7, rue de Teheran                           de la Banque, 75002 Paris, France) since 1995; Director of Abi
75008 Paris                                 Holdings Limited (1London Bridge (c/o Price Waterhouse) SE1 9QL,
France                                      London, United Kingdom) since 1995; Director of Associated Biscuits
Citizen of France                           International Ltd (United Kingdom--Food Production) since 1995;
                                            Director of Star S.p.A (Via Matteotti 142, 2004 Agragate Brianza
                                            Milano, Italy) since 1995; Director of Fiat (Via Nizza 250, 10121
                                            Turin, Italy--Car Manufacturer); Director of Clover Holdings Limited
                                            (219, Golf Club Terrace, Roodeport 1709, South Africa) since 1996;
                                            Director of Aguas Minerales (Av, Juan b. Justo 1015, Buenos Aires,
                                            Argentina--Water Production) since 1996; Director of Strauss Dairies
                                            Ltd (Lohamei Ha'getaot, Israel) since 1996; Director of Starlux S.A.
                                            (Via Congost, S/N, 08160 Montmelo, Spain) from 1995 until 1997;
                                            Director of Semoulerie de Bellevue (4, rue de Boileau, 69006 Volvic,
                                            France) from 1995 until 1997; Director of Clover S.A. Limited (219,
                                            Golf Club Terrace, Roodeport 1709, South Africa) from 1996 until
                                            1998.

                                                               PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                                          AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Michel David-Weill........................  Vice-Chairman and Director of Groupe Danone; Chairman of the
6, place d'Alleray                          Compensation Committee of Groupe Danone; Chairman of Maison Lazard
75015 Paris                                 International (France--Finance); Chairman of Lazard Freres & Co. LLC
France                                      (USA--Finance); General Partner and Chairman of Lazard Partners LP
Citizen of France                           (USA-- Finance); Chairman of Eurafrance (France); Vice-Chairman of
                                            Lazard Brothers & Co. Ltd (England--Finance); Managing Partner of
                                            Lazard Freres & Cie. (France--Finance); Managing Partner of Maison
                                            Lazard & Cie. (France--Finance); Managing Partner of Partena
                                            (France); Managing Partner of Partemiel (France); Manager of Parteger
                                            (France); Manager of Parteman (France); Member of the Supervisory
                                            Board of Publicis (France--Advertising); Director of Maison Lazard
                                            S.A. (France--Finance); Director of La France Vie (France); Director
                                            of La France Participation et Gestion (France) since 1997; Director of S.A. de la rue imperiale de Lyon (France); Director of F.P.G.
                                            (France); Director of Pearson plc (England); Director of Euralux
                                            (Luxembourg); Director of Exor Group (Luxembourg); Director of ITT
                                            Industries (USA); Director of I.F.I. S.p.A. (Italy), Permanent
                                            Representative of Lazard Freres & Cie. to the Board of Cie. de Credit
                                            (France); Chairman of the Supervisory Board of SOVAC (France--
                                            Banking) from 1982 until 1995; Director of Instituto Finanziario
                                            Industriale Internatianal S.A. (Luxembourg) from 1973 until 1994.

Philippe Lenain...........................  Director of Groupe Danone since 1991; President of Copart
Groupe Danone                               B.V.-Cokoladovny Partners (Amsteldijk 166, 1079 LH Amsterdam,
7, rue de Teheran                           Netherlands) since 1995; Director of Eco- Emballages (44, avenue
75008 Paris                                 Georges Pompidou, 92300 Levallois- Perret, France--Packaging) since
France                                      1995; Director of Nord Est (10, rue d'Athenes, 75009 Paris); Director
Citizen of France                           of Egidio Galbani S.p.A. (25 Via Fabio Filzi, 20124 Milano, Italy)
                                            since 1990; Director of San Miguel (Urgel 240, 08036 Barcelona,
                                            Spain) since 1992; Permanent representative of Finalim IV to the
                                            Board of Spacecode since 1996; President of Lyon Air (8, avenue
                                            Condorcet, 69100 Villeurbanne, France) since 1994.

                                                               PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                                          AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Umberto Agnelli...........................  Director of Groupe Danone; Member of the Strategy and Nomination
Italy                                       Advisory Committee of Groupe Danone; Chairman of IFIL S.p.A. (Italy)
Citizen of Italy                            since 1983; Chairman of CARFIN S.r.l. (Italy) since 1983; Co-Chairman of Business Group Italia- Giappone (Italy); Vice-Chairman of Giovanni
                                            Agnelle e C. Sapaz (Italy) since 1995; Vice-Chairman and Director of
                                            IFI S.p.A. (Italy) since 1981; Director of Piaggio S.p.A.
                                            (Italy--Automobile Manufacturer) since 1988; Director of Universite
                                            Luiss (Italy); Member of the Supervisory Board and Member of the
                                            Strategy Committee of Worms & Cie. (France--Banking) since 1997;
                                            Member of the Advisory Committee of Allianz Versicherungs A.G.
                                            (Germany) since 1980; Member of the International Advisory Board of
                                            Fiat S.p.A. (Italy--Car Manufacturer); Member of the Strategy and
                                            Financial Committee of Groupe Danone from 1988 until 1996; Director of Worms & Cie. from 1990 until 1997; Member of the International
                                            Advisory Committee of U.A.P. (France-- Insurance) from 1991 until
                                            1994;

Dominique Auburtin........................  Director of Groupe Danone; Chairman of Worms & Cie. (France--Banking)
France                                      since 1998; Chairman of the Supervisory Board of Saint Louis Sucre
Citizen of France                           S.A. (France--Sugar Production); Director of Athena Immobilier
                                            (France--Real Estate); Director of CAR S.A. (France); Director of La
                                            Boetie & Associes (France); Director of Les Petites Affiches
                                            (France-- Publishing); Director of Permal Group (France); Director of
                                            Arjo Wiggins Appleton (England); Member of the Supervisory Board of
                                            Worms & Cie. Developpement (France--Finance); Permanent
                                            Representative of Societe Fermiere et de Participations to the Board
                                            of Societe Fonciere de Joyenval (France--Real Estate); Permanent
                                            Representative of W Participations to the Boards of Antonin Rodet,
                                            Pechel Industries and Societe Fermiere et de Participations;
                                            Permanent Representative of Worms & Cie. to the Boards of Espace
                                            Expansion (France) and Arjomari-Prioux (France); Manager of Worms &
                                            Cie. before 1998; Chairman of Athena Immobilier before 1998; Chairman of S.A. de Transactions Immobileres et Commerciales (France--Real
                                            Estate) before 1998; Chairman of Societe Fermiere et de
                                            Participations before 1998; Chairman of W Participations before 1998;
                                            Vice-Chairman of Saint Louis before 1998; Director of Cie. Nationale de Navigation Foncina before 1998; Director of Worms Voyage before
                                            1998; Director of La Rinascente before 1998; Executive Officer of
                                            SOMEAL before 1998.

                                                               PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                                          AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Yves Boel.................................  Director of Groupe Danone since 1972; Chairman of S.A Sofina
c/o Sofina S.A.                             (Belgium) since 1988; Chairman, Managing Director of S.A. Union
38, rue de Naples                           Financiere Boel (Belgium--Finance) since 1973; Vice-Chairman of S.A.
B 1050 Brussels                             Tractebel (Belgium) since 1987; Director of S.A. Societe de
Belgium                                     Participations Industrielles (Belgium--Investment) since 1988;
Citizen of Belgium                          Director of Eurafrance, France, since 1988; Director of S.A. Royale
                                            Belge (Belgium) since 1984; Director of S.A. Gib (Belgium) since
                                            1974; Director of S.A. Mecaniver (Belgium) since 1989; Director of
                                            S.A. Petrofina, (Belgium) since 1986; Member of the Strategy and
                                            Nomination Advisory Committee of Groupe Danone from 1982 until 1996;
                                            President of Sidro S.A. from 1968 until 1996; Vice-Chairman of
                                            General de Banque (Belgium--Banking) from 1977 until 1997; Director of United Meridan Corporation from 1987 to 1994; Chairman of Sovay
                                            S.A. from 1991 to 1996.

Yves Cannac...............................  Director of Groupe Danone; Member of the Audit Committee of Groupe
CEGOS                                       Danone; Counsel to CEGOS (France) since 1998; Director of Caisse des
204, Rond Point du Pont de Sevres           Depots-Developpement (France) since 1995; Director of Societe
92516 Boulogne Cedex                        Generale (France--Banking) since 1997; Director of AGF
France                                      (France--Insurance) since 1996; Director of Die Akademie (Germany)
Citizen of France                           since 1997; Member of the Strategy and Nomination Advisory Committee
                                            of Groupe Danone from 1985 until 1996; Chief Executive Officer of
                                            CEGOS from 1994 until 1998.

Philippe Corbiere.........................  Director of Groupe Danone; Chairman of Les Receptions de France S.A.
Les Receptions de France SA Scott Traiteur  Scott Traiteur since 1981; Chairman of Societe Michel-Prie S.A.
60 rue Anatole France                       (France) since 1987; Director of Societe Antillaise de Production de
92300 Levallois-Perret                      Yaourts (France) since 1985; Director of Intrama S.A. (France) since
France                                      1989; Member of the Advisory Board of Agro Industrie Consultant
Citizen of France                           (France) until 1994.

                                                               PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                                          AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Luca Fossati..............................  Director of Groupe Danone since 1996; Chairman of Dafofin Holding
Findim Investment-Gradinata Forge 2         S.A. (50 Val Fleuri-L 1526 Luxembourg) since 1995; Chairman of Findim
6900 Massagno                               Finanziaria Industrial Immobiliare Mobiliare S.p.A
Switzerland                                 (Italy--Investment) since 1995; Chairman of Foodfin S.A. Luxembourg,
Citizen of Italy                            Luxembourg, since 1995; Chairman of Sirim S.p.A., (Italy) since 1995;
                                            Chairman of Star Stabilimento Alimentare S.p.A. (Italy) since 1995;
                                            Director of Consortium S.p.A. (Italy) since October 1995; Director of
                                            Estrella Limited (United Kingdom) since December 1986; Director of
                                            Egidio Galbani S.p.A (Italy) since April 1995; Director of IFIL
                                            Finanziaria di Partccipazioni S.p.A (Italy-- Investment) since June
                                            1995; Director of Sofimpi S.p.A. (Italy) since 1982; Director of
                                            Iberfindim S.A (Spain) since October 1997; Member of the Strategic and Financial Committee of Groupe Danone from 1995 to 1996; Chairman of Findim Sviluppo S.p.A from 1995 to 1996; Chairman of Cassinassa
                                            S.r.l. (Italy) until 1995; Chairman of Crosina S.r.l. (Italy) until
                                            1995; Chairman of Estados S.r.l. (Italy) until 1994; Director of
                                            Starlux S.A. (Spain) from 1989 until 1993 and from 1995 until 1997;
                                            Director of Euro Findim B.V. (Netherlands) from 1991 to 1994;
                                            Director of Stella S.r.l. (Italy) until 1995.

Jean Gandois..............................  Director of Groupe Danone; Chairman of the Board of Cockerill-Sambre
Cockerill-Sambre Group                      S.A. (Belgium) since 1987; Director of Banque Nationale de Paris
187, chaussee de la Hulpe                   (France--Banking); Director of Eurafrance; Director of Societe
1170 Bruxelles                              Generale de Belgique (Belgium); Director of Frecolux (Luxembourg);
Belgium                                     Director of Air Liquide Espana (Spain--Gas); Director of Sogepa Spa
Citizen of France                           (Italy) since April 1996; Director of Air Liquide Italia (Italy--
                                            Gas); Member of the Supervisory Board of Peugeot S.A. (France--Car
                                            Manufacturer), Compagnie Financiere de Paribas (France--Banking),
                                            Suez-Lyonnaise des Eaux (France--Utilities), Vallourec (France-Steel
                                            tubing), Akzo Nobel (Netherlands), and Siemens A.G (Germany--
                                            Electronics); President of Pechiney International S.A. from 1989 to
                                            1994; Director of Compagnie Francaise Philips (France--Electronics);
                                            Director of Forges de Clabecq (Belgium); Director of American
                                            National Can (USA-- Packaging) from 1991 until 1994; Director of
                                            Europa Metalli (Italy) from 1988 to 1994; Director of Howmet
                                            Corporation (USA) from 1986 to 1994; Director of Pechiney Corporation
                                            (USA--Packaging) from 1986 to 1994.

Xavier Gardinier..........................  Director of Groupe Danone; Chairman of Gepag (France) since 1981;
61, rue de Berri                            Director of Cortambert S.A. (France) since 1987; Director of GFC
75008 Paris                                 (USA); Member of the Strategic and Financial Committee of Groupe
France                                      Danone from 1984 until 1986; Director of Compagnie de Naviguation
Citizen of France                           Mixte from 1978 until 1995.

                                                               PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                                          AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Francis Gautier...........................  Director of Groupe Danone; Chairman of Saint-Honore Vie et Sante (47,
Groupe Danone                               rue du Faubourg Saint Honore, 75008 Paris, France) since 1992;
7, rue de Teheran                           Director of Groupement des Industries Agricoles Alimentaires et de
75008 Paris                                 Grande Consommation (30, avenue Roosvelt, 75008 Paris, France--Food
France                                      Production) since 1976; Member of the Surpervisory Board of Dauphin
Citizen of France                           OTA (15, rue de Milan, 75009 Paris, France) since 1990; Vice-Chairman of Font Vella (324 Gran Via Las Cortes Catalanas, 08004 Barcelona,
                                            Spain) from 1984 until 1997; Director of Compagnie Europeenne de
                                            Publication (20, avenue Hoche, 75008 Paris, France--Publishing) from
                                            1979 until 1997; Director of Italaquae Spa (Via Appia Nuova 700, 0178
                                            Roma, Italy) from 1993 until 1996; Director of Metrologie
                                            International (Tour d'Asnieres-4, avenue Laurent Cely, 92606
                                            Asnieres, France) from 1997 until July 1998; Director of Scia Spa
                                            (Via Nicolo Porpora 9, 0198 8 Roma, Italy) from 1987 until 1997;
                                            Director of Sifit (Via Appia Nuova 700, Roma, Italy) from 1989 until
                                            1995.

Jean-Claude Haas..........................  Director of Groupe Danone; General Partner of Lazard Freres & Cie
121, boulevard Haussmann                    (Banking); Managing Director of Lazard Brothers & Co Ltd (Banking);
75008 Paris                                 Director of Pathe (France-- Movie Production); Director of Fonds
France                                      Partenaires-Gestion (France--Finance); Director of Eurafrance;
Citizen of France                           Managing Partner of Lazard Instruments Financiers & Cie
                                            (France--Derivative) from 1986 until 1995; Managing Partner of Maison
                                            Lazard Developpement from 1990 until 1996; Director of Corning France from 1979 until 1995; Director of Pearson plc from 1990 to 1996;
                                            Permanent Representative of Lazard Freres & Cie to the Board of
                                            Gemofim from 1986 until 1997.

Philippe Jaeckin..........................  Director and Executive Vice-President of Groupe Danone; Chairman of
Groupe Danone                               GB Glico (4-6, rue Edouard Vaillant, 91200 Athis-Mons, France) since
7, rue de Teheran                           1987; Chairman of Boshevik (Russia) since 1997; Chairman of Saiwa
75008 Paris                                 (Via Cecchi 6, 16131 Genonva, Italy) since 1989; Chairman of
France                                      L'Alsacienne (France--Food Production) from 1987 to 1994.
Citizen of France

                                                               PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                                          AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Christian Laubie..........................  Director, Senior Executive Vice-President and Chief Financial Officer
Groupe Danone                               of Groupe Danone; Member of the Strategy and Nomination Advisory
7, rue de Teheran                           Board of Groupe Danone; Chairman of Cie Financiere Belin (avenue
75008 Paris                                 Ambroise Croizat-Bois de l'Epine, 91130 Ris Orangis, France) since
France                                      1998; Director of Mecaniver (avenue de Broqueville 12 bte 3, B1150
Citizen of France                           Bruxelles, Belgium) since 1986; Director of Slivam (168, rue de
                                            Rivoli, 75001 Paris, France); Director of Victoire (17, rue de la
                                            Banque, 75002 Paris); Director of ABI Ltd. and ABI Holdings Ltd. (No.
                                            1 London Bridge (c/o Price Waterhouse) SE1 9QL London, England) since
                                            1995; Director of Star S.p.A. (Via Matteoti 142, 20041 Agrate Brianza
                                            Milan, Italy) since 1998; Director of Lodahlim B.V. (Nachtwachtlaan
                                            20, 1058 EA Amsterdam, Netherlands) since 1990; Director of San
                                            Miguel (Urgel 240, 08036 Barcelona, Spain) since 1994; Director of
                                            Wadia BSN India Ltd. (Neville House, Cursimbhoy Road, Ballard Es,
                                            India) since 1993; Director of BIL--Britannia Industries Ltd. (5/1 A
                                            Hungerford Street, 700017 Calcutta, India) since 1995; Member of the
                                            Supervisory Board of NV Vereenigde Glasfabrieken and NBAVG-Nationaal
                                            Bezit (Buitenhavenweg 114-116, PO BOX 46-3100AA Scieda, Netherlands)
                                            since 1990; Permanent Representative of Groupe Danone to the Board of
                                            Heudebert (4, rue Edouard Vaillant, 91207 Athis Mons, France--Food
                                            Production) since 1988; Permanent Representative of S.A. des Biscuits
                                            Belin to the Board of LU (avenue Ambroise Croizat-Bois de l'Epine,
                                            91130 Ris Orangis, France) since 1995; Vice-Executive Officer of
                                            Groupe Danone from 1994 until 1996; Director of VMC (41, rue Pierre
                                            Maitre, 51100 Reims, France) from 1985 until 1994; Director of W&R
                                            Jacob PLC (Belgard Road-Tallaght, Dublin, Ireland) from 1990 until
                                            1995; Executive Officer of Cie. Financiere Belin from 1990 until
                                            1998.

Georges Lecallier.........................  Director of Groupe Danone; Chairman of Chateau La Haye; Director of
Groupe Danone                               Bil-Britannia Industries Ltd (51 A Hungerford Street, 700 017
7, rue de Teheran                           Calcutta, India) since 1995; Director of Mecaniver (Av de Broqueville
75008 Paris                                 12 bte 3, B 1150 Bruxelles, Belgium) since 1984; Member of
France                                      Surpervisory Board of NV Vereenigde Glasfabrieken (Buitenhavenweg
Citizen of France                           114-116, PO Box 46-3100 AA Schienda, Netherlands) since 1989;
                                            Director of NV National Bezit Van Aandeelen Vereenigde Glasfabrieken
                                            (Netherlands) since 1989; Permanent Representative of Groupe Danone to the Boards of Alfabanque (France-- Banking) since November 1998,
                                            Brasseries Kronenbourg (France--Brewery) since March 1989, and of
                                            Saeme (France) since 1989.

                                                               PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                                          AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Jacques Nahmias...........................  Director of Groupe Danone; Managing Director of Petrofrance S.A. (42,
c/o Petrofrance                             avenue Raymond Poincare, 75116 Paris, France--Oil, Gas,
42, avenue Raymond Poincare                 Petrochemicals); Chairman of Propetrol S.A.(France--Oil, Gas,
75116 Paris                                 Petrochemicals) since 1982; Chairman of Promife S.A. (France) from
France                                      1984 to December 1997; Chairman of Casas Altas S.A. (Spain) from
Citizen of France                           March 1993 to March 1998; Director of Petrofrance S.A. from 1979 until 1997; Director of S.F.I. Petrofrance S.A. from 1987 until 1997.

Antoine Riboud............................  Director and Honorary Chairman of Groupe Danone; Chairman of the
Groupe Danone                               Strategy and Nomination Advisory Committee of Groupe Danone;
7, rue de Teheran                           Vice-Chairman of Mahou S.A. (Paseo Imperial 32, 28005 Madrid, Spain)
75008 Paris                                 since 1980; Director of Pathe (5, boulevard Malesherbes, 75008 Paris,
France                                      France) since Avril 1996; Director of Eurafrance (12, avenue Percier,
Citizen of France                           75008 Paris, France) since 1972; Director of S.A.I.P. (11, rue
                                            Beranger, 75003 Paris, France) from July 1996 to June 1998; Director of L'Air Liquide (France--Gas) since 1991; Director of Renault (34, quai du Rond Point du Jour, 92100 Boulogne Billancour, France--Car
                                            Manufacturer) since March 1995; Chairman and Chief Executive Officer of Groupe Danone from 1966 until 1996; Director of Chargeurs Reunis
                                            (5, boulevard Malesherbes, 75008 Paris, France) from 1982 until 1996;
                                            Director of Pechiney (Immeuble Balzac, 92048 Paris-La Defense 5-Cedex
                                            68, France) from 1987 until 1994; Director of Vmc (41, rue Pierre
                                            Maitre, 51100 Reims, France) from 1984 until 1995.

Edouard de Royeres........................  Director and Honorary Chairman of Groupe Danone; Member of the
France                                      Strategy and Nomination Advisory Committee of Groupe Danone; Chairman
Citizen of France                           of Fondation du Patrimoine (France); Director of Air Liquide S.A.
                                            (France--Energy); Director of L'Oreal (France--Cosmetics); Director
                                            of Sodexho (France-Catering); Director of Solvay (Belgium); Chairman
                                            of Air Liquide S.A. before 1998; Chairman of La Soudure Autogene
                                            Francaise (France) before 1998; Director of Banque de Gestion
                                            Prive-SIB (France--Banking) before 1998; Director of Pechiney
                                            Internationale (France--Aluminium Manufacturing) before 1998;
                                            Director of Banque Nationale de Paris (France--Banking) before 1998.

                                                               PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                                          AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Jerome Seydoux............................  Director of Groupe Danone; Member of the Strategy and Nomination
Pathe                                       Advisory Board of Groupe Danone; Chairman and Chief Executive Officer
5, boulevard Malesherbes                    of Pathe; Chairman of Financiere de la Vallee Blanche
75008 Paris                                 (France--Finance) since 1992; Chairman of Financiere du Mont-Blanc
France                                      (France--Finance) since 1992; Chairman of British Sky Broadcasting
Citizen of France                           (England) since 1998; Chairman of the Supervisory Board of Le Cezanne
                                            (France) since 1992; Executive Officer of Fornier S.A. (France) since
                                            1982; Executive Officer of Chargeurs (France) since 1996; Member of the Supervisory Board of Accor (France-- Tourism) since 1997;
                                            Receiver of France 5 and S.E.P.C. (France) since 1997 and until 2000;
                                            Director of Chargeurs since 1996; Director of Cie. Deutsch (France)
                                            since 1968; Director of Fornier S.A. since 1982; Director of Renn
                                            Productions (France) since 1987; Permanent Representative of
                                            Financiere du Mont-Blanc to the Board of Societe Touristique du
                                            Mont-Blanc (France--Tourism) since 1993; Permanent Representative of
                                            Pathe to the Board of Pricel (France) since 1997; Permanent
                                            Representative of Pathe to the Board of AMLF (France) since 1996;
                                            Permanent Representative of Pathe to the Board of Chargetex 6
                                            (France) since 1996; Permanent Representative of Pathe to the Board of Alphatex (France) since 1996; Chairman of Chargeurs until 1996;
                                            Chairman of S.E.P.C. until 1996; Chairman of France 5 until 1996;
                                            Chairman of Pathe Cinema until 1994; Chairman of Pathe palace until
                                            1997; Director of BSN until 1994; Director of Heljer S.A. until 1995;
                                            Director of BSB Holdings until 1996; Director of BskyB Ltd. from 1994 until 1998.

Yves Theves...............................  Director of Groupe Danone; Chairman of IB S.A. (France) since 1992;
France                                      Chairman of ESAL S.A. (France) since 1983; Executive Officer and
Citizen of France                           Director of Convergences Gestion S.A. (France) since 1988; Director of SIPAREX (France) since 1988; Director of Groupe Saint-Jean
                                            (France) since 1991; Director of ETC (France) from 1992 until 1996.

                                                               PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                                          AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Jacques Vincent...........................  Vice-Chairman, Senior Executive Vice-President and Chief Operating
Groupe Danone                               Officer of Groupe Danone; Vice-Chairman of Clover S.A. (219 Golf Club
7, rue de Teheran                           Terrace, Roodepoort 1709, South Africa) since 1996; Director of
75008 Paris                                 Brasseries Kronenbourg (68 route d'Oberhausbergen-BP-37, 67037
France                                      Strasbourg Cedex, France--Brewery) since 1997; Director of SAEME (22,
Citizen of France                           avenue des Sources BP 87, 74503 Evian Cedex, France) since 1997;
                                            Director of ABI Ltd. and ABI Holdings Ltd. (No. 1 London Bridge (c/o
                                            Price Waterhouse), SE1 9QL London, England) since 1995; Director of
                                            Egidio Galbani S.p.A. (25 Via Fabio Fitzi, 20124 Milano, Italy) since
                                            1991; Director of Delta Dairy SA (3 Kerkyras Str., Tavros, Greece)
                                            since 1993; Director of Strauss Dairies Ltd (Lohamei Ha'gataot,
                                            Israel) since 1996; Director of BIL--Britannia Industries Ltd. (5/1 A
                                            Hungerford Street, 700017 Calcutta, India) since 1995; Director of
                                            Villa Alpina (Morganti 8180--1557 Loma Herrnosa, Buenos Aires,
                                            Argentina); Director of Aguas Minerales (Av. Juan B. Justo 1015,
                                            Buenos Aires, Argentina--Water Production) since 1998; Director of
                                            Birra Peroni Industriale (Via Birolli 8, 00155 Rome, Italy) since
                                            1998; Director of Aguas Minerales from 1996 until 1998; Director of
                                            LVSA (32730 Villecomtal sur Arrois, France) from 1989 until 1996;
                                            Director of Continental Biscuits Ltd. (PIDC House Dr. Ziauddi,
                                            Karrachi 4, Pakistan) from 1995 until 1996; Director of Wadia BSN
                                            India Ltd. (Neville House, Cursimbhoy Road, Ballard Es, India) from
                                            1995 until 1996; Member of the Supervisory Board of Mildes Sp. Z.O.O.
                                            (Ui Swierczyniecka 85431501 Bierun, Poland) from 1995 until 1995;
                                            Member of the Supervisory Board of Wola Sp. Z.O.O. (9/23 Redutowa
                                            Street, 01 103 Warsaw, Poland) from 1994 until 1998.

Paul Lepercq..............................  Honorary Director of Groupe Danone; Chairman of Lepercq Group
Lepercq International Ltd                   Bermuda; Director of Groupe Danone from June 1970 to May 1992; Member
Sterling House Penthouse                    of Groupe Danone Audit Committee since January 1997.
16 Wesley Street
Hamilton HM11
Citizen of France

Daniel Carasso............................  Honorary Chairman of Groupe Danone; Director of Danone S.A. since
Groupe Danone                               1988.
7, rue de Teheran
75008 Paris
France
Citizen of Spain

                                                               PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                                          AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Geoffroy Pinoncely........................  Member of the Executive Committee of Groupe Danone; Chairman of the
Groupe Danone                               Supervisory Board of BSB--Birkel Sonnen Bassermann (Postfach 1220,
7, rue de Teheran                           Birkelstasse, Germany) since 1997; Member of the Supervisory Board of
75008 Paris                                 Danone Holding A.G. (Heindrich Wieland Strasse 170, 8000 Munchen
France                                      83-Post 830 354, Germany) since 1997; Director of Cie. Gervais Danone
Citizen of France                           (126/130, rue Jules Guesde, 92300 Levallois-Perret, France); Director
                                            of Editions Beausejour (16, rue Camille Pelletan, 92300
                                            Levallois-Perret, France--Publisher); Director of Cabinet Remy
                                            (France); Director of Lea and Perrins of America (1209 Orange Street,
                                            Wilmington, DE 198001, USA) since 1988; Director of Lea and Perrins
                                            Inc. (15-01 Pollitt Drive, Fair Lawn, NJ 07140, USA) since 1988;
                                            Director of Gelax S.p.A. (Piazza della Chiesa-Pontetetto, Lucca,
                                            Italy); Permanent Representative of Cie. Gervais Danone to the Board
                                            of Marie Surgeles France (29, rue Eugene Henaff, 94400 Vitry sur
                                            Seine, France--Food Production) since 1998; Chairman of Segma Liebig
                                            Maille (4, avenue Laurent Cely-Tour d'Asnieres, 92600 Asnieres,
                                            France--Food Production) from 1988 until 1996; Chairman of Liebig
                                            Benelux (Liebiglaan 11, 2900 Schoten, Belgium--Food Production) from
                                            1989 until 1995; Chairman of Stoeffler (Z.I. Boulevard de l'Europe,
                                            67210 Obernai, France) from 1992 until 1996; Chairman of Semoulerie de Bellevue (4, rue Boileau, 69006 Lyon, France) from March 1997 until December 1997; Director of Starlux Espagne (Via Congost, S/N,
                                            08160 Montmelo, Spain) from 1992 until 1997; Director of Liebig
                                            Maille Amora (France-- Food Production) from 1980 until 1997;
                                            Director of Liebig Benelux until 1997; Director of Panzani William
                                            Saurin (4, rue Boileau BP 6452, 69413 Lyon Cedex 06, France);
                                            Director of Bledina (383, rue Philippe Heron, 69654 Villefranche-sur-
                                            Saone, France--Food Production) from 1989 until 1998; Director of
                                            Gallia from 1987 until 1998; Director of Star S.p.A. (Via Matteotti
                                            142, 20041 Agrate Brianza Milano, Italy) from 1992 until 1998;
                                            Director of Pycasa la Cocinera (Torrejon de Ardoz, Cita de Loeches,
                                            49 Madrid) from 1995 until 1998; Director of B.E. International Foods
                                            (Grafton House-1371 Mollison Avenue, EN3 7JZ Enfield, England) from
                                            1993 until 1997.

Jan Bennink...............................  Senior Vice-President, Dairy Worlwide of Groupe Danone; Chairman of
Groupe Danone                               Bledina S.A. (France) since 1998; Director of Egidio Galbini S.p.A.
7, rue de Teheran                           (25 Via Fabio Filzi 25, 20124 Milan,Italy) since 1995; Director of
75008 Paris                                 Clover S.A. Ltd. (219 Golf Club Terrace race, Roodepport 1709, South
France                                      Africa) since 1996; Permanent Representative of Vilcontal Alimentaire
Citizen of the Netherlands                  (rue des Pyrenees, 64110 Rontignon, France); Director of LVSA from
                                            1996 until 1997; Member of the Supervisory Board of MILDES from 1995 until 1998.

                                                               PRESENT PRINCIPAL OR EMPLOYMENT
NAME                                                          AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Jean-Rene Buisson.........................  Senior Vice-President and Member of the Executive Committee of Groupe
Groupe Danone                               Danone; Executive Officer in charge of Human Ressources of Groupe
7, rue de Teheran                           Danone; Chairman of SEAT (France) since 1997; Director and Executive
75008 Paris                                 Officer of Brasseries Kronenbourg (France--Brewery) from1992 until
France                                      1996; Director and Chief Executive Officer of Kanterbrau
Citizen of France                           (France--Brewery) from 1995 until 1996; Director of Tepral (France)
                                            from 1993 until 1997.

Simon Israel..............................  Senior Vice-President Asia Pacific of Groupe Danone; Chairman of
1 Temasek Avenue #34-02                     Wahaha Joint-Ventures (China) since 1988; Chairman of Wuhan Dongda
Millenia Tower                              Brewery Co. L (China) since 1988; Chairman of Wuhan Euro Dongxihu
Singapore 039192                            Brewery (China) since 1988; Chairman of Wuhan Xingyinge Brewery
Citizen of New Zealand                      Co.(China) since 1988; Commissioner of Tirta Investama (GP AQUA)
                                            (Indonesia) since 1996; Commissioner of PT Tirta Investama
                                            (Indonesia) since 1998; Director of Jinja Investments Pte. Ltd.
                                            (Singapore) since 1988; Director of Griffin's Foods Limited since
                                            1988; Director of Br. Brands (Malaysia) SDN since 1988; Director of
                                            Best Corporation Limited (New Zealand) since 1988; Chairman of Amoy
                                            Trading Ltd. (Hong Kong) since 1997; Chairman of Amoy Food Ltd. (Hong
                                            Kong) since 1997; Regional Vice-President of Sara Lee (152 Beach Road
                                            #28-01, The Gate Way East, Singapore 189721) from 1991 until March
                                            1996.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth below is the name, business address, citizenship and the present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of the Purchaser.

NAME, CITIZENSHIP AND                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS                          DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
------------------------------------------  ---------------------------------------------------------------------

Marina Menu...............................  Officer of Groupe Danone; Division Sales Manager for Danone Dairy
Groupe Danone                               from December 1991 to January 1995; International Marketing Director
7, rue de Teheran                           for the Biscuit Division from February 1996 until September 1996;
75008 Paris                                 General Manager Minute Maid Danone from October 1996 to March 1998;
France                                      General Manager Water International since April 1998.
Citizen of Venezuela

Mark S. Rodriguez.........................  Chief Executive Officer of Great Brands of Europe, Inc.
208 Harbor Drive
Stamford, CT 06902
Citizen of the United States of America

NAME, CITIZENSHIP AND                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS                          DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
------------------------------------------  ---------------------------------------------------------------------
Michel Botbol.............................  V.P. Finance and Customer Relations of Great Brands of European and
208 Harbor Drive                            Danone International Brands; Division Sales Manager for Belin
Stamford, CT 06902                          Biscuits (France) from January 1994 until December 1994; Strategic
Citizen of France                           Business Manager for the Export Division of Groupe Danone (26, rue
                                            Treilhard, 75008 Paris, France) from January 1995 to December 1997;
                                            V.P. Finance and Customer Relations for Great Brands of Europe, Inc.
                                            since January 1998.

Marc R. Charpentier.......................  Vice-President General Manager Industrial Operations for Dannon
Great Brands of Europe, Inc.                Natural Spring Water; Purchasing Director for the Beverage Division
208 Harbor Drive                            of Danone Group from September 1997 to May 1998; General Manager and
Stamford, CT 06902                          Chief Executive Officer of Sources du Mont Dore from January 1995
Citizen of France                           until August 1997; Industrial Operation Manager for Evian Company
                                            from February 1991 until December 1994.

                                                                     SCHEDULE II

                          SECTIONS 1930(A) AND 1571-80
                          (SUBCHAPTER D OF CHAPTER 15)
                  OF THE PENNSYLVANIA BUSINESS CORPORATION LAW

SECTION 1930. DISSENTERS RIGHTS

    (a) GENERAL RULE.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

                                   CHAPTER 15
                        SUBCHAPTER D.--DISSENTERS RIGHTS

SECTION 1571. APPLICATION AND EFFECT OF SUBCHAPTER

    (a) GENERAL RULE.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

        Section 1906(c) (relating to dissenters rights upon special treatment).

        Section 1930 (relating to dissenters rights).

        Section 1931(d) (relating to dissenters rights in share exchanges).

        Section 1932(c) (relating to dissenters rights in asset transfers).

        Section 1952(d) (relating to dissenters rights in division).

        Section 1962(c) (relating to dissenters rights in conversion).

        Section 2104(b) (relating to procedure).

        Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

        Section 2325(b) (relating to minimum vote requirement).

        Section 2704(c) (relating to dissenters rights upon election).

        Section 2705(d) (relating to dissenters rights upon renewal of election).

        Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

        Section 7104(b)(3) (relating to procedure).

    (b)  EXCEPTIONS.--

        (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

           (i) listed on a national securities exchange; or

           (ii) held of record by more than 2,000 shareholders; shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

        (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

           (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

           (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

           (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

        (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

    (c) GRANT OF OPTIONAL DISSENTERS RIGHTS.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

    (d) NOTICE OF DISSENTERS RIGHTS.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

        (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

        (2) a copy of this subchapter.

    (e) OTHER STATUTES.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

    (f) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.--This subchapter may not be relaxed by any provision of the articles.

    (g) CROSS REFERENCES.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to a de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

SECTION 1572. DEFINITIONS

    The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

    "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

    "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

    "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

SECTION 1573. RECORD AND BENEFICIAL HOLDERS AND OWNERS

    (a) RECORD HOLDERS OF SHARES.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    (b) BENEFICIAL OWNERS OF SHARES.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

SECTION 1574. NOTICE OF INTENTION TO DISSENT

    If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

SECTION 1575. NOTICE TO DEMAND PAYMENT

    (a) GENERAL RULE.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

        (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

        (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

        (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

        (4) Be accompanied by a copy of this subchapter.

    (b) TIME FOR RECEIPT OF DEMAND FOR PAYMENT.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

SECTION 1576. FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

    (a) EFFECT OF FAILURE OF SHAREHOLDER TO ACT.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

    (b) RESTRICTION ON UNCERTIFICATED SHARES.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

    (c) RIGHTS RETAINED BY SHAREHOLDER.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

SECTION 1577. RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES

    (a) FAILURE TO EFFECTUATE CORPORATE ACTION.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

    (b) RENEWAL OF NOTICE TO DEMAND PAYMENT.--When the uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

    (c) PAYMENT OF FAIR VALUE OF SHARES.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

        (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

        (2) A statement of the corporation's estimate of the fair value of the shares.

        (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

    (d) FAILURE TO MAKE PAYMENT.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

SECTION 1578. ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES

    (a) GENERAL RULE.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

    (b) EFFECT OF FAILURE TO FILE ESTIMATE.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

SECTION 1579. VALUATION PROCEEDINGS GENERALLY

    (a)  GENERAL RULE.--Within 60 days after the latest of:

        (1) Effectuation of the proposed corporate action;

        (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

        (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

    (b) MANDATORY JOINDER OF DISSENTERS.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

    (c) JURISDICTION OF THE COURT.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

    (d) MEASURE OF RECOVERY.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

    (e) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

SECTION 1580. COSTS AND EXPENSES OF VALUATION PROCEEDINGS

    (a) GENERAL RULE.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, vexatious or in bad faith.

    (b) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

    (c) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                        HARRIS TRUST COMPANY OF NEW YORK

          BY MAIL:              BY FACSIMILE TRANSMISSION:              BY HAND:

     Wall Street Station              (201) 222-4720                 Receive Window
        P.O. Box 1023                       or                      Wall Street Plaza
     New York, New York               (201) 222-4721           88 Pine Street, 19th Floor
         10268-1023                                             New York, New York 10005

                                   CONFIRM BY TELEPHONE:

                                      (201) 222-4707

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     abcdef

                                156 Fifth Avenue
                            New York, New York 10010
                              Tel.: (212) 929-5916
                              Fax: (212) 675-0918

                      THE DEALER MANAGER FOR THE OFFER IS:

                               J.P. MORGAN & CO.
                                 60 Wall Street
                            New York, New York 10260
                              Tel.: (800) 576-8401